AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2002
                                                      REGISTRATION NO. 333-72588


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                  FIRST AMENDED
                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   E-REX, INC.
                 (Name of small business issuer in its charter)


            NEVADA                          9995                 88-0292890
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization   Classification Code Number)  Identification No.)



                   11645 BISCAYNE BOULEVARD
                          SUITE 210
                   MIAMI, FLORIDA  33181                (305) 895-3350
         (Address of principal executive offices
        and intended principal place of business)      (Telephone number)


                            Carl E. Dilley, President
                       11645 Biscayne Boulevard, Suite 210
                              Miami, Florida  33181
                                 (305) 895-3350
                          (Name, address, and telephone
                          number of agent for service)

                                   COPIES TO:

                             Brian A. Lebrecht, Esq.
                            The Lebrecht Group, APLC
                        22342 Avenida Empresa, Suite 230
                    Rancho Santa Margarita, California  92688
                                 (949) 635-1240


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration  statement  for  the  same  offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]

     If  delivery of the prospectus is expected to be made pursuant to Rule 434,
check  the  following  box.  [   ]




                                CALCULATION OF REGISTRATION FEE


TITLE OF EACH                                 PROPOSED          PROPOSED
CLASS OF. . . . . . . . . .  AMOUNT           MAXIMUM           MAXIMUM          AMOUNT OF
SECURITIES TO BE. . . . . .  TO BE            OFFERING PRICE    AGGREGATE        REGISTRATION
REGISTERED. . . . . . . . .  REGISTERED       PER UNIT (1)      OFFERING PRICE   FEE
---------------------------  ---------------  ----------------  ---------------  -------------

Common Stock
                              30,000,000 (2)  $           0.02  $    600,000.00  $      158.40
                             ---------------  ----------------  ---------------  --------------

Common Stock
                               2,700,000 (3)  $          0.041  $    110,700.00  $       29.23
                             ---------------  ----------------  ---------------  --------------

     Total Registration Fee                                                      $       187.63
---------------------------                                                      --------------




(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the closing bid price for our common stock as reported on the OTC Electronic Bulletin Board on January 10, 2002.
(2) Includes up to an aggregate of 30,000,000 shares of our common stock issuable as put shares to Swartz Private Equity, LLC pursuant to the Investment Agreement.
(3) Includes 2,700,000 shares of our common stock issuable upon exercise of warrants issued to Swartz.



     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                     Up to 32,700,000 shares of common stock


                                   E-REX, INC.


     E-Rex  is  registering  up  to  32,700,000  shares  for  sale  by:

- Swartz Private Equity, LLC, who may acquire up to 30,000,000 shares in a private placement under the equity line agreement with E-Rex. Swartz is an underwriter with respect to these shares.

- Swartz Private Equity, LLC, who may acquire up to 2,700,000 shares upon the exercise of warrants issued to them.


INVESTING IN THE COMMON STOCK INVOLVES RISKS. E-REX HAS NOMINAL OPERATIONS, IS IN UNSOUND FINANCIAL CONDITION, AND YOU SHOULD NOT INVEST UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     All of the common stock registered by this prospectus will be sold by Swartz on their own behalf at the prevailing market price when they are sold. We will receive no proceeds from the sale of the shares by Swartz.

     Based upon the formula set forth in our investment agreement with Swartz, future market prices, and our future daily trading volume, we may be able to access up to $15,000,000 from the future sale of our shares to Swartz under our equity line, and may receive up to $110,700 upon the exercise of all warrants issued to Swartz. Based on our current stock price, we will only be able to access up to $600,000 under the equity line. We are not required to sell any shares to Swartz under the equity line, and we may decide not to do so. A description of this formula and the investment agreement is found beginning on page 11 of this prospectus.


     Our common stock is quoted on the over-the-counter electronic bulletin board under the symbol "EREX." On January 10, 2002, the closing bid price of our common stock was $0.02 per share.



                  THE DATE OF THIS PROSPECTUS IS _______, 2002

                               PROSPECTUS SUMMARY

     This summary highlights material information found in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors."

ABOUT  OUR  COMPANY

     We were incorporated in Nevada on August 26, 1986 as P.R. Stocks, Inc. Since that time, we have had three name changes and been the surviving corporation in one merger:

- On February 26, 1992, we changed our name to National Health & Safety Corporation;

-    On  November  12,  1992,  we  changed  our  name  to Medgain International
     Corporation;

-    On  June  20,  1994,  we  changed  our  name  to  E-Rex,  Inc.;  and

- On February 20, 1999, we merged with Plantech Communications Systems, Inc., a British Columbia, Canada corporation. Plantech was a development stage company in the software, computer, and Internet business that had no revenues.

     We have an $11,422,153 accumulated deficit as of December 31, 2000. We do not have any significant operating history or revenues, and our independent accountant has qualified his report, noting that our significant losses raise substantial doubt about our ability to continue in business.

     Our primary product is the Dragonfly, a portable, multi-function color printer, copier, fax and scanner with Internet and e-mail capabilities. We are presently completing the initial prototypes of the Dragonfly. We are not currently generating any revenues from the sale of the Dragonfly product, and do not expect to generate any revenues from it during this fiscal year. We currently generate a limited amount of income from our Internet consulting business, which is not our primary business.

     Our executive offices are located at 11645 Biscayne Boulevard, Suite 210, Miami, Florida 33181. Our telephone number is (305) 895-3350 and our website address is www.e-rex.net. Information contained on our website or on any other website does not constitute a part of this prospectus.

ABOUT  OUR  INVESTMENT  AGREEMENT  WITH  SWARTZ

     We have entered into an investment agreement with Swartz Private Equity, LLC to raise up to $15 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's price, trading volume, and a minimum period of time that must elapse between each sale. Based upon our current stock price, we may only be able to raise $600,000 under the investment agreement. Each sale will be to Swartz. In turn, Swartz will either hold our stock in its own portfolio, sell our stock in the open market, or place our stock through negotiated transactions with other investors. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors. The investment agreement provides, in summary:

- from time to time at our request, Swartz will purchase from us that number of shares of our common stock equal to 15% of the number of shares traded in the market in the 20 business days immediately before the date of the requested purchase, excluding certain block trades, or 15% of the number of shares traded in the 20 business days preceding the date of our advance notice of our put right, excluding certain block trades, whichever is less;
- the purchase price per share is the lesser of 91% of the lowest closing bid price per share during the 20 Business days after our request, or that closing bid price minus $0.075, but in no event will the purchase price be less than the minimum price we select in our sole discretion;
- Swartz will not be required to purchase at any one time shares having a value in excess of $2,000,000;
-    we  may  make  additional  requests  at intervals of approximately 30 days;
- as a commitment fee, we granted to Swartz commitment warrants to purchase 2,700,000 shares of our common stock, which warrants can be exercised at $0.041 per share (subject to potential future adjustment) through September 22, 2007.
- the commitment warrants exercise price is reset to the lowest closing price of our common stock during the five trading days ending on the six month anniversary of the warrant issuance date, if the lowest price is lower than the then-current exercise price;
- Swartz can only exercise its commitment warrants to the extent that, after exercise, Swartz does not own more than 4.99% of our outstanding shares;
- the commitment warrants are subject to antidilution provisions, in the case of stock splits.

     Our agreement with Swartz is not a convertible debenture, convertible preferred stock, or similar type of investment instrument. In addition, we are not borrowing from Swartz as with a conventional cash line of credit. Rather, subject to the limitations set forth above, our agreement with Swartz permits us to decide, in our sole discretion (subject to penalties for non-use), whether and the extent to which we wish to require that Swartz purchase our stock. Until our registration statement is declared effective, we have no plans to sell shares to Swartz, and we are currently in compliance with the terms of the investment agreement.

THE  OFFERING

     Common  stock  outstanding
          prior  to  this  offering                      55,034,105  shares  (1)

     Common  stock  offered  for
          resale  to  the  public                        32,700,000  shares  (2)

     Common  stock  outstanding
          after  this  offering                          87,734,105  shares

     Percentage  of  common  stock  outstanding
          after  this  offering  represented  by
          shares offered for resale to the public        37.3%

     (1) Shares outstanding as of January 10, 2002. Does not include 2,700,000 shares underlying commitment warrants issued to Swartz.

     (2) Includes up to 30,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement, and 2,700,000 shares underlying commitment warrants issued to Swartz.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

     We have never operated profitably, we have generated very little revenues, and we may never become profitable, making it difficult or impossible for our investors to evaluate our business

     We have a limited operating history upon which potential investors may evaluate our performance. To date, we have generated an accumulated deficit of more than $11,472,153. For the years ended December 31, 2000 and 1999, we incurred net losses of $8,042,853 and $464,436, respectively, and for the six months ended June 30, 2001, our net loss was $1,912,721. Because of our lack of cash, we have issued large amounts of stock to pay salaries and some accounts payable. We expect that our operating expenses will increase over the next few years as we continue to develop and market our Dragonfly product, and as a result we expect losses to continue. In addition, our future operations may not be profitable. We must consider the likelihood of our success relative to the problems, difficulties, complications, and delays frequently encountered in connection with the development and operation of a new business.

     If we do not obtain adequate financing from this offering or other sources to fund our future operations and to complete development of our Dragonfly product, we may not be able to successfully implement our business plan.

     We do not yet have a prototype of our Dragonfly product, and as a result we have not generated any revenues from the sale of the Dragonfly, and may not during this next fiscal year. We have funded a large portion of our operations through the issuance of stock to employees and consultants, and unless we are successful in obtaining financing through our investment agreement with Swartz, we will continue to do so. Although we have sufficient capital to complete the initial prototype of the Dragonfly, if we do not obtain adequate financing through this offering or from other sources, we cannot finalize the development of our Dragonfly product. Even after this offering is approved, based on the current market price of our stock, we will not be able to raise sufficient capital from Swartz to fully fund the Dragonfly development and satisfy our other capital needs.


     Although it is difficult to estimate the amount of additional financing we will require, we anticipate that over the next two years we will need approximately $300,000 to finalize the development of the Dragonfly, $2,500,000 for marketing and sales expenses, and $3,200,000 for general working capital expenses. We anticipate that our cash requirements for the next two years may need to come primarily from the proceeds of the investment agreement with Swartz. However, our ability to raise funds under the investment agreement is subject to certain conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under agreement, and a limitation on the number of shares we may issue based on the price and volume of trading in our common stock. Currently, our stock price will not enable us to raise sufficient capital. If we are not able to satisfy these conditions, we will not be able to implement our business plan.

     We have not generated any revenues from our Dragonfly product and do not expect to be profitable for several more years.

     For the year ended December 31, 2000, we generated a total of $35,796 in revenues, all of which was consulting fees related to our Internet consulting division. For the six months ended June 30, 2000, our consulting division generated $37,038 in revenues, representing all of our revenues for the period. We do not expect to generate any revenues from our Dragonfly product this fiscal year, and when we do begin to generate revenues from the product, we do not expect to be profitable for several years, if at all.

     If our primary product, the Dragonfly, does not obtain widespread market acceptance, our sales and profitability will suffer.

     We are relying on the success of one primary product, the Dragonfly. If this product is not widely accepted by the marketplace, we may not generate sufficient revenues to sustain operations, and may not be profitable.

     We do not have a patent on our product, and as a result it may be duplicated by a competitor.

     We have conducted a patent study on the hardware and operating system of the Dragonfly, and have determined that it is unlikely that some or all of the product may be able to be protected by patents. Although the operating system, circuit boards, control systems, and Internet interface are proprietary to E-Rex, we cannot be certain that others will not independently develop or market substantially similar products in competition with the Dragonfly.

     There may be other products on the market similar to the Dragonfly that are from substantially larger and more established companies, which may make it impossible for us to compete.

     We believe that no other company manufacturers a product exactly like the Dragonfly. If released, the Dragonfly will compete with other portable devices from well-known companies such as Hewlett-Packard, Cannon, Brother, Docuport, Palm, and Xerox. Although our management believes that our product is superior in functionality, those companies, as well as future competitors, have substantially more financial and technical resources than us and have established a reputation in the industry. As a result of intense competition from larger, well-known and well-financed companies, we may not be able to successfully market our product.

     We have limited personnel and we must attract and retain qualified employees to succeed in our business plan.

     We currently have only three employees. In order to finish the development of our Dragonfly, and market it, we need to recruit and retain professional and technical staff. Unless we are successful in obtaining the financing in this offering, we will not have the resources to attract the necessary personnel, and we will not be successful in implementing our business plan.

     Unless we receive the proceeds from this offering, we may not be able to stay in business.

     Without the net proceeds from this offering, our ability to remain in business will be in jeopardy. Our auditors, in their independent auditors' report, have expressed substantial doubt about our ability to continue as a going concern based on significant operating losses we have incurred since inception. Our financial statements include an accumulated deficit of $11,422,153 as of December 31, 2000 and other indications of weakness in our present financial position.

     The substantial number of shares of our common stock that are eligible for future sale in the public market could adversely affect prevailing market prices of our common stock or limit our ability to raise additional capital.

     Future sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. We currently have 32,296,890 shares of our common stock issued and outstanding, and over 11,838,000 shares of our common stock are reserved for issuance upon the exercise of outstanding options and warrants. Upon effectiveness of the registration statement of which this prospectus is a part, we may issue up to an additional 30,000,000 shares of common stock, representing an increase of over 92% in the issued and outstanding shares.

     Our stock price will fluctuate after this offering, which could result in substantial losses for investors.

     The market price for our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

-    Quarterly  variations  in  operating  results;
-    Changes  in  financial  estimates  by  securities  analysts;
- Announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;
-    Disputes  concerning  our  technology  proprietary  rights;
-    Publicity  about  our  company,  management, products or our competitors;
-    Additions  or  departures  of  key  personnel;
-    Any  future  sales  of  our  common  stock  or  other  securities;  and
-    Stock  market price and volume fluctuations of publicly-traded companies.

     These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

     The exercise of our put rights may lower the market price of our common stock and substantially dilute the interests of other holders of our common stock.

     As we exercise our put rights, we will be required to issue shares of our common stock to Swartz at a price below the prevailing market price of our common stock.

     The shares issuable to Swartz upon exercise of our put rights will be issued at a price equal to the lesser of (a) the market price for our common stock minus $0.075 or (b) 91% of the market price for our common stock. Accordingly, we will issue the shares issuable to Swartz upon exercise of our put rights at a rate that will be below the market price of our common stock.

     The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

     As we sell shares of our common stock to Swartz pursuant to our put rights and if, and to the extent that Swartz sells our common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to exercise our right to put shares to Swartz, we will be required to issue more shares of our common stock upon exercise of our put rights for any given dollar amount invested by Swartz, subject to a designated minimum put price specified by us and a minimum designated number of shares to be purchased. This may encourage short sales, which could place further downward pressure on the price of our common stock.

     The exercise of our put rights may substantially dilute the interests of other holders.

     The shares of our common stock issuable upon exercise of our put rights will be available for sale immediately upon issuance. Accordingly, subject to
(a) any designated minimum put price we may specify, (b) any minimum number of shares which we choose to put and (c) any volume limitations, as further described under "Selling Shareholder," the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock and the price of our common stock may decrease which would entitle the selling shareholder to receive a greater number of shares of our common stock upon exercise of our put rights. In addition, in order to raise the full $15,000,000 contemplated by the Swartz Investment Agreement, we may have to register an undetermined number of additional shares in a subsequent offering.

     The exercise of outstanding options and warrants may adversely affect our stock price and your percentage ownership.

     There are currently outstanding options and warrants to purchase at least 11,838,000 shares of our common stock, (including the 2,700,000 warrants already issued to Swartz in connection with the investment agreement). In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise of stock options and warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other shareholders.

     Because we are subject to the "penny stock" rules, the level of trading activity in our stock may be reduced.

     Our common stock is traded on the OTC Electronic Bulletin Board. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.


     Forward Looking Statements. Except for historical information, the discussion in this registration statement contains some forward-looking statements that involve risks and uncertainties. These statements may refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as "expect," "anticipate," "believe," "intend," "plan" and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of our common stock by Swartz, however, we may receive proceeds from the sale of our common stock to Swartz pursuant to the Investment Agreement and, if exercised, we will receive proceeds from the sale of shares to Swartz upon their exercise of warrants. If all shares of common stock in this offering to Swartz are sold, and the warrants are exercised, we estimate that we will receive net proceeds of approximately $15,110,700. However, based on the current market price of our common stock, we may only receive net proceeds of approximately $710,700.

     We  intend  to  use  the  net  proceeds  from  this  offering  as  follows:



                                    MILESTONE OFFERING   FULL OFFERING
                                    -------------------  --------------
Offering Costs . . . . . . . . . .  $            97,250  $      214,250
                                    -------------------  --------------
Completion of Dragonfly Prototype.  $           300,000  $      300,000
Payment of Accounts Payable. . . .               50,000  $      800,000
Marketing and Advertising. . . . .               50,000  $    6,000,000
Research and Development . . . . .               50,000  $    2,775,000
Other Working Capital Requirements  $           163,450  $    5,021,450
     Total . . . . . . . . . . . .  $           710,700  $   15,110,700
                                    -------------------  --------------


     Pending the use of any proceeds as discussed above, we intend to invest these funds in short term, interest bearing, investment-grade obligations.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information as of the date of this prospectus, with respect to Swartz, the only selling shareholder for whom we are registering shares for resale to the public. Swartz proposes selling all of their shares, in which case it would beneficially own no shares after the offering. Swartz is not currently an affiliate of ours, has not had a material relationship with us during the past three years, and is not affiliated with a registered broker-dealer. An asterisk indicates that their common stock ownership is less than one percent.




Name                        Shares Owned Prior      Shares to be Sold     Shares to be Owned           % Owned After
                             to the Offering         in the Offering       After the Offering         the Offering (1)
--------------------------  ------------------      -----------------     --------------------        ----------------
Swartz Private Equity, LLC    32,700,000 (2)(3)       32,700,000 (2)              -0-                        -0-

                            ------------------      -----------------     --------------------        ----------------
     Totals                   32,700,000              32,700,000                  -0-                        -0-



(1) Based on 55,034,105 shares of our common stock issued and outstanding as of January 10, 2002.

(2) Represents up to 30,000,000 shares of our common stock that we may sell to Swartz pursuant to the Investment Agreement and 2,700,000 shares of our common stock that we may issued to Swartz upon their exercise of warrants. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time. The Manager of Swartz is Eric S. Swartz.

(3) The number of shares sold to Swartz in an put may not exceed the lesser of (i) 1.5 million shares, (ii) 15% of the aggregate daily reported trading volume of our common stock, during the 20 business days before or after the put date, or (iii) a number of shares that, when added to the current number of shares acquired by Swartz during the 61 days preceding the put date, would exceed 9.99% of the total number of shares of our common stock outstanding.

Swartz  Investment  Agreement

     On December 22, 2000, we entered into an Investment Agreement with Swartz, on March 3, 2001 we entered into an Amended and Restated Investment Agreement with Swartz, and on September 27, 2001 we entered into a Second Amended and Restated Investment Agreement with Swartz. The investment agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $15 million from time to time during a three-year period beginning on the date that this registration statement is declared effective. Each election by us to sell stock to Swartz is referred to as a put right.

     Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of shares of our common stock that may be issued as a consequence of the exercise of our put right. We must also give at least ten but no more than 20 business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the maximum number of shares of our common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of our common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The number of shares of our common stock sold to Swartz in a put may not exceed the lesser of

-    1.5  million  shares;
- 15% of the aggregate daily reported trading volume of our common stock, excluding certain block trades of our common stock, during the 20 business days after the date of our put notice, excluding any trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice;
- 15% of the aggregate daily reported trading volume of our common stock during the 20 business days before the put date, excluding certain block trades; or
- a number of shares that, when added to the current number of shares acquired by Swartz under the investment agreement during the 61 days preceding the put date, would exceed 9.99% of the total number of shares of our common stock outstanding.

     For  each  share  of  our  common  stock, Swartz will pay us the lesser of:


-    The  market  price  for  such  share,  minus  $0.075;  or
-    91%  of  the  market  price  for  the  shares;

provided, however, that Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our notice. We may choose the designated minimum per share price in our sole discretion. We estimate that we will make no more than twelve puts per year to Swartz. We estimate that we will put to Swartz up to a total of 30,000,000 shares of our common stock over the next three years, subject to restrictions based upon trading volume.

     Market price is defined as the lowest closing bid price for our common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the date we exercise the put right.

     The following is an example of the calculation of a put we would issue to Swartz in connection with that put based on hypothetical assumptions:

     Sample  drawdown  amount  calculation:

     For purposes of this example, suppose for our first put we provide a put notice to Swartz, and that we set the threshold price at $0.20 per share, below which we will not sell any shares to Swartz during this purchase period. Suppose further that the total daily trading volume for the 20 trading days immediately preceding the put date is 3,000,000 shares with no block trades exceeding 20,000 or more shares. Under these hypothetical numbers, the maximum amount of shares that could be sold to Swartz is as follows:

-    the  total  trading  volume  for  the  20  days  prior  to  our put notice
     (3,000,000  shares)  multiplied  by  15%  equals  450,000

     If the total daily trading volume for the 20 trading days during the actual purchase period was greater than 3,000,000 (like our example that follows) then the maximum amount of shares that could be sold will be 450,000.

     Sample  calculation  of  number  of  shares:

     For example, for the first trading day in the example in the table below, the calculation is as follows: multiply 15% times the total shares traded (500,000) to get 75,000 shares. Perform this calculation for each of the 20 trading days during the purchase period, excluding any days on which daily trading price traded below the $0.20 threshold price set by us. In the table below there are no days which must be excluded.



              Closing Bid        Total       Number of
Trading Day.  Price ($)(1)   Shares Traded  Shares Sold
------------  -------------  -------------  -----------
1. . . . . .           0.25        500,000       75,000
2. . . . . .           0.25        213,000       31,950
3. . . . . .           0.27        276,000       41,400
4. . . . . .           0.27        145,000       21,750
5. . . . . .           0.25        180,000       27,000
6. . . . . .           0.22        399,000       59,850
7. . . . . .           0.25        120,000       18,000
8. . . . . .           0.22         55,000        8,250
9. . . . . .           0.22        129,000       19,350
10 . . . . .           0.23         72,000       10,800
11 . . . . .           0.28          9,000        1,350
12 . . . . .           0.28          2,000          300
13 . . . . .           0.25         51,000        7,650
14 . . . . .           0.27         11,000        1,650
15 . . . . .           0.27         24,000        3,600
16 . . . . .           0.25         48,000        7,200
17 . . . . .           0.27        343,000       51,450
18 . . . . .           0.28        412,000       61,800
19 . . . . .           0.30         25,000        3,750
20 . . . . .           0.30         85,000       12,750
Totals:                          3,099,000      464,850
                             -------------  -----------
____________


     (1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

     The total number of shares that we would issue to Swartz for this put would be 450,000 shares, which was previously calculated as the maximum of shares that could have been sold based on multiplying 15% by the total trading volume for the 20 trading days prior to the put date (even though 15% multiplied by the total shares traded during the purchase period equals 464,850). Swartz will purchase the shares at a purchase price equal to the lesser of: the market price for the applicable pricing period (market price is defined as the lowest closing bid price during the pricing period) minus $0.075 or 91% of the market price. In this case Swartz would pay $0.145 per share for 450,000 shares equaling $65,250. There is no placement agent involved in this transaction to receive any other fees.

     We are registering 30,000,000 shares to be sold to Swartz in puts. Therefore, in order for the Company to receive $15,000,000, the average sale price of these shares would need to be $0.50. Unless our share price increases drastically, we will need to register additional shares in order to access the $15,000,000 maximum.

     Limitation and Conditions Precedent to Our Put Rights. We may not initiate a put if, as of the proposed date of such put:

- we have issued shares of our common stock that have been paid for by Swartz and is equal to the maximum offering amount;
- the registration statement covering the resale of the shares becomes ineffective or unavailable for use;
- our common stock is not actively trading on the OTC Bulletin Board, the Nasdaq Small Cap Market, the Nasdaq National Market, the American Stock Exchange, or the New York Stock Exchange, or is suspended or delisted with respect to the trading on such market or exchange.

     If any of the following events occur during the pricing period for a put, the volume accrual shall cease. For the put, the pricing period shall be adjusted to end 10 business days after the date that we notify Swartz of the event, and any minimum price per share we specified shall not apply to the put if:

- we have announced or implemented a stock split or combination of our common stock between the advanced put notice date and the end of the pricing period;
- we have paid a common stock dividend or made any other distribution of our common stock between the advanced put notice date and the end of the pricing period;
- we have made a distribution to the holders of our common stock or of all or any portion of our assets or evidences of indebtedness between the put notice date and the end of the pricing period;
- we have consummated a major transaction (including a transaction which constitutes a change of control) between the advance put notice date and the end of the pricing period, the registration statement covering the resale of the shares becomes ineffective or unavailable for use, or our stock becomes delisted for trading on our then primary exchange; or
- we discover the existence of facts that cause us to believe that the registration statement of which this prospectus is a part contains an untrue statement or omits to state a material fact.

     Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice under which shares have not yet been issued and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

     Cancellation of Puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

- We discover an undisclosed material fact which would cause the registration statement not to be current and effective until the registration statement was amended or supplemented to incorporate such fact;
- The registration statement registering the resale of our common stock becomes ineffective; or
-    Our  common  stock  is  de-listed  from  the  then-primary  exchange.

     Shareholder Approval. Under the investment agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on the NASDAQ Small Cap Market or NASDAQ National Market, we may be required to obtain shareholder approval to issue some or all of the shares to Swartz. As our common stock is currently traded on the OTC Bulletin Board, we do not need shareholder approval.

     Termination of Investment Agreement. We may terminate our right to initiate further puts or terminate the investment agreement at any time by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement, the Commitment Warrants, or any related agreement.


Commitment  and  Termination  Fees

     If we do not put at least $1,000,000 worth of common stock to Swartz during each six month period following the effective date of the Swartz investment agreement, we must pay Swartz a semi-annual non-usage fee. This fee equals the difference between $100,000 and 10% of the value of the shares of common stock we put to Swartz during the six month period.

     At the current market price and trading volume of our common stock, we may only be able to put a total of $600,000 worth of common stock to Swartz, which is less than the required minimum. We are currently negotiating with Swartz to amend this provision of our investment agreement to allow for a smaller minimum.

     If the Swartz investment agreement is terminated, we must pay Swartz the greater of (i) the non-usage fee described above, or (ii) the difference between $200,000 and 10% of the value of the shares of common stock put to Swartz during all puts to date.

     Restrictive Covenants. During the term of the investment agreement and for a period of sixty days after the investment agreement is terminated, we are prohibited from engaging in certain transactions. These include the issuance of any equity securities, or debt securities convertible into equity securities, in an amount exceeding $3,000,000 in a private transaction without the prior written approval of Swartz. We are also prohibited from entering into any private equity line-type agreements similar to the investment agreement without obtaining Swartz's prior written approval.

     Right of First Refusal. Swartz has a right of first refusal to participate in any private capital raising transaction of equity securities that closes on or prior to sixty days after the termination of the investment agreement.

     Swartz's Right of Indemnification. We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

                              PLAN OF DISTRIBUTION

     Swartz is free to offer and sell their shares of our common stock at such times, in such manner and at such prices as they may determine on a best efforts basis. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Swartz has advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, and does not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock.

     Swartz may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Swartz is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions. Swartz may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because Swartz is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, they will be subject to prospectus delivery requirements.

     We have informed Swartz that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act of 1934, will apply to its sales in the market, and have provided them with a copy of such rules and regulations.

     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by Swartz and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of Swartz and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M provides that no person, directly or indirectly, may stabilize, effect any syndicate covering transaction, or impose a penalty bid in connection with an offering of any security in contravention of the rule's provisions.

     Swartz may not rely upon Rule 144 for the sale of our common shares in the open market since Swartz is an underwriter within the meaning of Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

     We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:




Registration Fees . . . . . . .  Approximately  $    250.00
Transfer Agent Fees . . . . . .  Approximately  $  1,500.00
Costs of Printing and Engraving  Approximately  $  5,000.00
Legal Fees. . . . . . . . . . .  Approximately  $200,000.00
Accounting Fees . . . . . . . .  Approximately  $  7,500.00
   Total                                        $214,250.00
                                                -----------


     Swartz will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

     We have agreed to indemnify and reimburse Swartz and its officers, directors, partners, legal counsel, and accountants, against any losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other federal or state law, insofar as such losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, or (ii) the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                LEGAL PROCEEDINGS

     We are not a party to or otherwise involved in any legal proceedings of the type required to be disclosed in this Item.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers.




NAME. . . . . . . .  AGE  POSITION(S)
-------------------  ---  -----------------------------------------------------------------

Donald A.  Mitchell   67  Chairman of the Board  (2000)

Carl E. Dilley. . .   46  Chief Executive Officer, President, Secretary and Director (2000)

Joseph Pacheco. . .   42  Director (2001)


     DONALD A. MITCHELL has served as Chairman of the Board since March 15, 2000. Mr. Mitchell has served as the Chairman and President of International
Investment Banking, Inc. since its inception in June 1999. Mr. Mitchell is also the Chairman of the Board and CEO of Grant Douglas Acquisition Corp, Inc., an Idaho corporation engaged in the publication of various print media. For the past 25 years, Mr. Mitchell has been engaged as a private consultant to numerous companies in the areas of corporate finance and marketing. Mr. Mitchell attended Bridgewater College in Bridgewater, Virginia and advanced study programs at New York University and Columbia University.

     CARL E. DILLEY has served as CEO and as a director of the Company since April 1, 2000, and has been with the Company since 1999. From 1997 to 1999, Mr. Dilley served as President and CEO of DiveDepot.com, Inc. Prior to that Mr.
Dilley served in management positions with the Canadian Investment Firm RBC Dominion Securities, and a variety of other executive and consulting positions in several industries including chemical, timber, transportation, trust company, and dot.com enterprises. Mr. Dilley attended college in Canada at Fraser Valley College and College of New Caledonia, specializing in finance and business management. He is a fellow of the Canadian Securities Institute and has completed the first year CFA program.

     JOSEPH PACHECO joined the Board of Directors on October 9, 2001. From 1987 through the present, Mr. Pacheco has been the principal of Financial Management Services, an accounting and tax business management firm. From 1984 to 1987, he was Controller, and later Chief Financial Officer, of Sarabande and Company and CFW and Company. Mr. Pacheco received his Bachelor of Science in Accounting from California Business College, his Bachelor of Science in Business Administration from the University of Redlands, and has completed some post-graduate studies in Federal taxation.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the date of this prospectus, certain information with respect to our common stock owned of record or beneficially by
(i) each of our officers and directors; (ii) each person known to us to beneficially own more than 5% of each class of our stock; and (iii) all directors and officers as a group. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 11645 Biscayne Boulevard, Suite 210, Miami, Florida 33181.



Name and Address of
Beneficial Owner. . . . . . . . . . . .  Amount and Nature of Beneficial Ownership   Percentage of Class (1)
---------------------------------------  ------------------------------------------  -----------------------


Donald A. Mitchell. . . . . . . . . . .                            1,310,000 (2)(3)                     2.3%

Carl E. Dilley. . . . . . . . . . . . .                              850,186 (2)                        1.5%

Joseph Pacheco. . . . . . . . . . . . .                              340,000 (4)                           *

Swartz Private Equity, LLC
300 Colonial Center Parkway, Suite 300
Roswell, Georgia  30076 . . . . . . . .                            2,700,000 (5)                        4.7%

All directors and officers
as a group (3 persons). . . . . . . . .                            2,100,186 (2)(3)(4)                  3.8%



*       Represents  less  than  1%.

(1)     Based  on  55,034,105  shares  outstanding.

(2) Includes options issued to each of Mr. Dilley and Mr. Mitchell to acquire 200,000 shares of common stock at $0.40, 100,000 shares at $0.75 per share, and 100,000 shares at $0.15 per share.

(3) Includes 600,000 shares held of record by International Investment Banking, Inc., of which Mr. Mitchell is the Chairman and controlling shareholder.

(4) Includes 140,000 shares held of record by Capricorn Investments, of which Mr. Pacheco is the controlling member.

(5) Includes 2,700,000 shares issuable upon exercise of the outstanding warrant issued to Swartz in connection with the investment agreement. Swartz has the right to acquire up to an additional 30,000,000 shares of our common stock under certain circumstances. It is expected that Swartz will not own beneficially more than 9.99% of our outstanding common stock at any one time. The beneficial owners of Swartz Private Equity, LLC are Eric S. Swartz and Michael C. Kendrick.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001. As of January 10, 2002, there are 55,034,105 shares of our common stock issued and outstanding. We are not authorized to issue preferred stock.

     COMMON STOCK. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

     DIVIDEND POLICY. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

     STOCK OPTION PLAN. On July 9, 2001, our directors approved the E-Rex, Inc. 2001 Stock Option Plan, effective July 9, 2001. The plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. The plan allows for the award of stock and options, up to 2,500,000 shares of our common stock. We have not issued any options or stock awards under the plan. The plan was not approved by our shareholders at the last annual shareholders meeting, and as a result no awards will be made under the plan.

     TRANSFER AGENT. The transfer agent for our common stock is Nevada Agency & Trust Company, 50 West Liberty, Suite 880, Reno, Nevada 89501, telephone number
(775)  322-0626.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Brian A. Lebrecht is the President of The Lebrecht Group, APLC, which serves as our legal counsel. As of January 10, 2002, Mr. Lebrecht is the owner of 434,782 shares of our common stock, as well as a warrant to acquire up to $10,000 worth of our common stock at a price equal to 50% of the stock's market value.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Article XI of our Bylaws provides that, to the fullest extent permitted by law, the Corporation shall indemnify and hold harmless its directors and officers for reasonable damages suffered by him in connection with his relationship with the Corporation. In addition, the Corporation shall have the power to buy, at this Corporation's expense, policies of insurance.

     Our Articles of Incorporation do not further address indemnification, and there are no resolutions of our shareholders or directors which address indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

ABOUT  OUR  COMPANY

     We were incorporated in Nevada on August 26, 1986 as P.R. Stocks, Inc. Since that time, we have had three name changes and been the surviving corporation in one merger:

- On February 26, 1992, we changed our name to National Health & Safety Corporation;

-    On  November  12,  1992,  we  changed  our  name  to Medgain  International
     Corporation;

-    On  June  20,  1994,  we  changed  our  name  to  E-Rex,  Inc.;  and

- On February 20, 1999, we merged with Plantech Communications Systems, Inc., a British Columbia, Canada corporation. Plantech was a development stage company in the software, computer, and Internet business that had no revenues.

     In January 2000, our management believed that our financial condition had deteriorated to the point where it was going to discontinue operations. In an attempt to salvage the value of the technology, management entered into an agreement with International Investment Banking, Inc. (IIBI) whereby IIBI would provide consulting services, introduce management personnel to us, and assist us in raising necessary capital. In January 2000, our founder, Dr. Bauer, resigned and was replaced with our current management.

     We have an $11,422,153 accumulated deficit as of December 31, 2000. We do not have any significant operating history or revenues, and our independent accountant has qualified his report, noting that our significant losses raise substantial doubt about our ability to continue in business.

     Our primary product is the Dragonfly, a portable, multi-function color printer, copier, fax and scanner with Internet and e-mail capabilities. We are presently completing the initial prototypes of the Dragonfly. We are not currently generating any revenues from the sale of the Dragonfly product, and do not expect to generate any revenues from it during this fiscal year. We currently generate a limited amount of income from our Internet consulting business, which is not our primary business.

     Our executive offices are located at 11645 Biscayne Boulevard, Suite 210, Miami, Florida 33181. Our telephone number is (305) 895-3350 and our website address is www.e-rex.net. Information contained on our website or on any other website does not constitute a part of this prospectus.

OUR  PRIMARY  PRODUCT

     We intend to market the Dragonfly, a portable, multi-function color printer, copier, fax and scanner with Internet and e-mail capabilities. The Dragonfly incorporates Microsoft's Windows CE operating system which supports a variety of connectivity options, ranging from satellite uplink to ordinary and cellular modems and Ethernet networks. Pricing of this product has not yet been determined.

     We are presently completing the initial prototype of the Dragonfly, but do not have the necessary capital to do so. It is anticipated that following completion of the prototype, production could begin within six months of obtaining the necessary capital and/or entering into a relationship with a third party for manufacturing. We have not entered into any agreements for the manufacture of the Dragonfly. We anticipate that as soon as the initial prototypes are fully operational, demonstrations with potential manufacturers can be arranged.

     The Dragonfly is designed so that is can be integrated with other information appliances and computers including digital cameras, photo-printers and network servers. When bundled with these items, the unit provides a complete solution for the small, home or mobile office market.

     The Dragonfly operating system can be enhanced with related products designed by third parties. For example, a software enhancement for drawing and handwriting could permit stored documents to be annotated on-screen using a pen. These would appeal to students, and homemakers. The addition of a card reader could permit the unit to act as a point of sale terminal that manages purchases in a portable kiosk. This would appeal to artists and others at weekend craft festivals, etc. We have not entered into any agreements or discussion with third parties regarding the design or production of any related products.

E-REX  CONSULTING

     Our only current source of revenue, on a very limited scale, is our consulting business, e-Rex Consulting, which formerly operated as E-tech Design. This division of E-Rex provides services to approximately 25 clients in the areas of Internet website design and development, online advertising, and video marketing.

     We have one internal employee who handles sales for this division, and then independent contractors perform services directly for the clients. e-Rex Consulting maintains a web site at www.erexconsulting.com.

     Once the Dragonfly product is ready to market, we do not anticipate that our consulting business will constitute a material part of our operations, but will support and develop applications and customized services for the Dragonfly.


MARKETING  AND  SALES

     We anticipate that the Dragonfly will be most desirable to current laptop users that require access to several communication mechanisms in a mobile environment, and will purchase the unit for its portability, ease of use, convenience, and power. We also anticipate that the Dragonfly will be attractive to current non-computer users who, once they decide to purchase a computer, will want an all-in-one piece of equipment rather than several difference products. Finally, we anticipate that older users who desire a range of functions without the necessity and complication of using a fully functional computer will be potential users of the Dragonfly.

     We have not yet developed our marketing plan. We anticipate that we will initially sell the Dragonfly in the United States and Canada, and over the Internet. We anticipate that the product will be offered directly by us, and through electronics distributors and marketing representatives. After initial sales begin in the United States and Canada, we anticipate expanding sales worldwide within a year.

MANUFACTURING

     The Dragonfly uses products commonly manufactured by Intel, Microsoft, Fujitsu and Cannon, among others. We do not intend to establish our own manufacturing plant, but instead intends to contract with third party manufacturers. We do not have any agreements, and have not entered into discussions, with any potential manufacturers.

RESEARCH  AND  DEVELOPMENT

     Our Dragonfly product was originally created by Plantech, and we acquired all of the rights to the product and its technology when we acquired Plantech in 1999. Plantech utilized the research and testing facilities at the British Columbia Institute of Technology to produce our mock-prototype.

     Since that time, we have contracted with Valcom, Ltd. of Guelph Ontario, Canada, to produce our first prototype, including the associated software and hardware. Valcom has estimated that the cost of producing the prototype will be approximately $395,000, of which we still need to pay approximately $245,000 before the prototype can be completed and released.


COMPETITION

     There is significant competition in the computer peripheral, software, hardware and Internet industries. Computer peripheral and print-scan equipment manufacturers such as Hewlett-Packard, Cannon, Xerox, Epson, Palm Computing and others have the engineering, manufacturing and marketing expertise to produce similar devices and the financial resources to design and distribute a product similar in functionality to the Dragonfly. At present these manufacturers produce products that we believe offer some but not all of the functionality of the Dragonfly, but with appropriate engineering and licensing could produce a similar product. Any new developments in printing, scanning or document handling technology could cause the obsolescence of the product to be accelerated. Almost all of the companies with which we will compete are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than us. It is also likely that other competitors offering similar products will emerge in the near future. There is no assurance that we will compete successfully with other established computer software and Internet companies. We hope to compete on the basis of functionality, quality and price.

INTELLECTUAL  PROPERTY

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as important to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have no registered trademarks or service marks to date, but have submitted an applications for a trademark on the Dragonfly name with no response from the U.S. Patent and Trademark office. It may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate.

     Other parties may assert, from time to time, infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees, if any. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

     We  do  not  own  and  have  not  applied  for any patents on our products.

WEBULATE

     In August 2000, we acquired the assets of Webulate, LLC. These assets include an Internet service provider located at the Denver Technology Center, a suite of proprietary e-commerce and business-to-business application software systems, rights to a developmental stage peripheral computer device, and the ongoing client base of Webulate, LLC. Our management is currently evaluating the compatibility of these operations with our Dragonfly product.

EMPLOYEES

     We currently have three full-time employees, two of which are our officers and directors, and one of which serves in a marketing and sales capacity. Each of our full-time employees devotes all of their time to company. The Company currently subcontracts research and development as required for production of the Dragonfly prototype. The Company intends to add full-time executives in sales and marketing, finance and distribution as it moves closer to production of the Dragonfly. In the E-tech Design division there is one full time employee and it is anticipated that several staff will be added in the coming months in the areas of project management, sales and web site design and programming.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUALIFIED  REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     Our independent accountant has qualified his report. They state that the audited financial statements of E-Rex, Inc. for the period ending December 31, 2000 have been prepared assuming the company will continue as a going concern.
They note that the significant losses of our company as of December 31, 2000 raise substantial doubt about our ability to continue in business.

YEARS  ENDED  DECEMBER  31,  2000  AND  1999

Results  of  Operations

     We had significant losses of $8,042,853 for the year ended December 31, 2000. We have funded losses by the sale of additional securities and the issuance of stock for services. We expect losses to continue. Other than the Swartz financing, we have no sources of long-term capital. To the extent losses continue and we are unable to fund them, we may have to curtail aspects of our operations or cease operations altogether.

     The Company intends to pursue its business plan and meet its reporting requirements utilizing cash made available from the private and future public sale of its securities as well as income for the Internet consulting division of the Company. The Company's management is aggressively pursuing relationships and markets for this division and is of the opinion that revenues from the sales of its securities will be sufficient to pay its expenses until its business operations create positive cash flow. The Company does not currently have sufficient capital to continue operations for the next twelve months and will have to raise additional capital to meet its business objectives as well as 1934 Act reporting requirements.

     On a long-term basis, the Company's liquidity is dependent on revenue generation, additional infusions of capital and potential debt financing. Company management believes that additional capital and debt financing in the short term will allow it to pursue it's business plan and thereafter result in revenue and greater liquidity in the long term. However, we currently have no arrangements for such financing and there can be no assurance that the Company will be able to obtain the needed additional equity or debt financing in the future.

Revenue

     The Company's total revenue for the year ended December 31, 2000 was $35,976, all of which were earned from web site design and consulting services rendered by the Company. The cost of sales for this period was $10,607, resulting in gross profit of $25,369 for the year. The Company did not have any revenues for the years ended December 31, 1999 and 1998.

General  and  Administrative

     The Company's general and administrative expenses totaled $7,900,075 for the year ended December 31, 2000, as compared to $464,436 for the previous year, an increase of over seventeen times. Of the total general and administrative expenses, $7,398,467, or 93.6%, is attributable to stock issued for services to various consultants, advisors, employees, and service providers to the Company. Because the Company does not have sufficient revenues or current assets to pay these providers in cash, it has continued to issue common stock for services, and anticipates that this pattern will continue throughout the current fiscal year. The Company also recorded $151,729 in research and development expenses related to its Dragonfly product.

Net  Losses

     Net losses for the year ended December 31, 2000 were $8,042,853, as compared to $464,436 for the prior year, an increase of over 17 times. As described in General and Administrative, above, the primary component of the net loss was stock issued for services ($7,398,467). The Company expects that it will continue to incur large operating and net losses as a result of its insufficient revenue and continued issuance of stock for services.

     The loss per share, based on a weighted average number of shares of 18,841,966, was $0.43 per share, an increase of over ten times from the loss per share of $0.04 for the previous year.

Liquidity  and  Capital  Requirements

     The Company requires substantial capital in order to meet its ongoing corporate obligations and in order to continue and expand its current and strategic business plans. Working capital has been primarily obtained through the private placement of common stock. The web design and hosting business of the Company is in its infancy and is a minor part of the overall business. It is not expected that revenues from this area of the business will be sufficient in the near term to fund ongoing operations and development and the bringing to market of the Dragonfly.

     The Company's plans for manufacturing, sales and distribution of the Dragonfly are focused on establishing an OEM licensing agreement with one or more electronics manufacturers who have the available resources and wholesale and retail distribution channels to satisfactorily bring the product to market. The Company will therefore need available capital to complete the Dragonfly prototypes estimated at approximately $125,000 and an estimated additional $325,000 for product testing, packaging and consumer research prior to manufacturing. Capital to promote the product and accomplish the sales and marketing to the OEM entities is estimated at $1,000,000 over the next 12 months. Head office and corporate operations including salaries, rent, miscellaneous office expenses, investor relations, legal and accounting for the next 12 months is estimated at $650,000. The total capital requirement is therefore estimated at $2,100,000.

     It is anticipated that the equity line from Swartz Private Equity, LLC, will be sufficient to meet those needs, however, there can be no assurance that the Company will be able to obtain the needed additional equity or debt financing in the future. In addition, the Swartz line of credit can only be utilized by the Company upon the effectiveness of this registration statement with the SEC, and then only if certain conditions are met and certain conditions precedent exist. It is possible that the company may not have sufficient capital to meet its short term requirements prior to the funding from the Swartz equity line becoming available and there is the potential due to market conditions that the amount of funding available under the Swartz financing agreement may be limited and not necessarily cover all operating and research and development expenses. In such an event, the company may raise additional operating capital through private placements of equity and/or debt securities. However there can be no assurances that it will be successful in its endeavors.

     The Company received proceeds from the sale of common stock of $329,000.00 for the year ended December 31, 2000 resulting in net cash provided by financing activities of $436,654.00. The Company received proceeds from the sale of common stock of $80,833.00 for the year ended December 31, 1999 resulting in net cash provided by financing activities of $80,833.00.

     In an exchange of stock and services agreement with Ultimate Franchise Systems, Inc., the Company acquired securities valued at $400,000.00 for the twelve months ended December 31, 2000.

     The Company purchased fixed assets of $47,971.00 and invested $150,000.00 in a company named DiveDepot.Com, Inc. during the twelve months ended December 31, 2000.

THREE  AND  NINE  MONTHS  ENDED  SEPTEMBER  30,  2001

Results  of  Operations

     The Company had significant losses of $727,599 for the three month period ended September 30, 2001, as compared to $2,219,832 for the three month period ended September 30, 2000, and losses of $2,640,320 for the nine month period ended September 30, 2001. The reduction in losses for this quarter as compared to the same quarter of last year is due primarily to the reduction in general and administrative expenses associated with restructuring and changing management. Losses have been funded by the sale of additional securities and the issuance of stock for services. We expect losses to continue.

Revenue

     The Company's total revenue for the three month period ended September 30, 2001 was $31,972, all of which was earned from web site design and consulting services rendered by the Company. The cost of sales for this period was $28,571, resulting in gross profit of $3,401 for the three month period. The Company reported revenue of $7,524 for the same period in 2000. The company reported revenue of $35,976 for the year ended December 31, 2000 and did not have any revenues for the years ended December 31, 1999 and 1998.

     The Company's total revenue for the nine month period ended September 30, 2001 was $69,489, all of which were earned from web site design and consulting services rendered by the Company. The cost of sales for this period was $66,321, resulting in gross profit of $3,168. The Company reported revenue of $7,524 for the same period in 2000.

General  and  Administrative

     The Company's general and administrative expenses totaled $652,574 for the three month period ended September 30, 2001, as compared to $2,227,356 for the three month period ended September 30, 2000. The substantial decline in operating expenses in the September 2001 quarter is due to final amortizing of accrued management fees expenses in the first quarter of 2001 in the amount of $1,258,045. These fees were related to the restructuring of the management team in early 2000 and are non-recurring. Because the Company does not have sufficient revenues or current assets to pay these providers in cash, it has continued to issue common stock for services, and anticipates that this pattern will continue during the coming year. The Company also recorded $63,295 in research and development expenses related to its Dragonfly product. No research and development expenses were recorded in the three month period ended September 30, 2000.

     The Company's general and administrative expenses totaled $2,462,981 for the nine month period ended September 30, 2001. Because the Company does not have sufficient revenues or current assets to pay these providers in cash, it has continued to issue common stock for services, and anticipates that this pattern will continue during the coming year. The Company also recorded $134,484 in research and development expenses related to its Dragonfly product for the period.

Net  Losses

     Net losses for the three month period ended September 30, 2001 were $727,599 as compared to $2,219,832 for the three month period ended September 30, 2000, as a result of the change in general and administrative expenses as described above. The Company expects that it will continue to incur operating and net losses as a result of its insufficient revenue and continued issuance of stock for services.

     The loss per share for the quarter, based on a weighted average number of shares of 28,891,903 was $0.03 per share, compared with the loss per share of $0.12 based on a weighted average number of shares of 18,607,310 for the quarter ended September 30, 2000.

     Net losses for the nine months ended September 30, 2001 were $2,640,320. The loss per share, based on a weighted average number of shares of 26,447,106 was $0.10 per share for the period.

Liquidity  and  Capital  Resources

     The Company received proceeds from loans of $81,785 and proceeds from issuance of stock of $65,000 for the quarter ended September 30, 2001 resulting in net cash provided by financing activities of $146,785. The Company reported net cash provided by financing activities of $265,232 for the nine month period ended September 30, 2000.

                             DESCRIPTION OF PROPERTY

     We currently lease office space located at 11645 Biscayne Boulevard, Suite 210, Miami, Florida 33181-3138. This space covers approximately 1,050 square feet and is leased under an agreement that expires January 1, 2003 and requires us to pay $1,441.00 per month in rent.

     We believe that the current facilities are adequate to meet our needs into the forseeable future, even when we have begun manufacturing the Dragonfly because we will contract with outside manufacturers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May, 2000 the Company entered into an oral contract for design and integration work with Valcom, Ltd., a West Vancouver, British Columbia, controlled by Paul R. MacPherson, a former Director of the Company. Under the terms of this agreement, Valcom, Ltd. will supply six prototypes of the Dragonfly for the approximate sum of $268,000, including work done prior to May 2000. The work is to be done on an ongoing basis. To date, the Company has paid Valcom, Ltd. the sum of U.S. $150,000 on account, and the estimated total cost has been revised to $395,000, leaving a balance due of $245,000.

     In connection with the merger with Plantech Communication Systems, Inc. on February 20, 1999, the Company assumed a promissory note dated March 15, 1997 in the amount of $6,450 with no interest payable to Valcom, Ltd. The note remains outstanding.

     The Company entered into an agreement on January 21, 2000 with International Investment Banking, Inc. ("IIBI") whereby IIBI, among other things, was to serve as senior management of the Company for an initial term of two years unless further extended by mutual agreement of the parties (management is now the responsibility of Carl E. Dilley, President and Chief Executive Officer of the Company). Donald A. Mitchell, the Chairman of the Company, controls IIBI. Pursuant to the agreement, IIBI received $10,000 per month and reimbursement of normal business expenses that it incurs on behalf of the Company and certain expenses of individual consultants assigned to the Company by IIBI. Thereafter the annual compensation increased at a rate of 20% per year. In addition to monthly compensation, IIBI or Mr. Mitchell was entitled to receive an annual bonus as determined by the Company's Board of Directors payable in common stock or cash. Mr. Mitchell was granted 2,000,000 shares of common stock representing 1,000,000 common shares for each year of IIBI's engagement. The agreement was terminated on June 30, 2001, and we do not intend to renew it.

     IIBI has also loaned the Company money from time to time to cover the Company's short-term cash flow needs. The amounts borrowed accrue interest at the rate of the Wall Street Journal "Money Rates" Prime plus 4% per annum and is due and payable on demand. Currently, the outstanding balance due to IIBI under this arrangement is approximately $381,000, after giving effect to the conversion of $120,000 in principal amount into 600,000 shares of our common stock in February 2001. This amount remains outstanding notwithstanding the termination of our agreement with IIBI.

     In September 2000, the Company purchased certain assets from Webulate, LLC. The assets included software, equipment, and stock in DiveDepot.com, Inc. The transaction was completed with $40,000 cash and $200,000 in convertible note payables valued for a total of $240,000. The President of the Company, Mr. Dilley, was at the time a Director of DiveDepot.com, Inc., and our Chairman, Mr. Mitchell, is the Chairman of DiveDepot.com, Inc.

     In March 2000, the Company issued 2,000,000 shares of common stock to Donald A. Mitchell for services rendered to the Company. The issuance was registered on Form S-8.

     In August and November 2000, the Company issued 20,000 shares of common stock to Jeffrey M. Harvey and 200,000 to Carl E. Dilley, restricted in accordance with Rule 144, for services rendered to the Company. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholders were accredited.

     In  November 2000, the Company issued 76,786 shares of common stock to Carl
E. Dilley for services rendered to the Company. The issuance was registered on Form S-8.

     In August 2000, the Company issued options to acquire 3,000,000 shares of common stock to Ultimate Franchise Systems, Inc. The options expire on July 27, 2002. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholder was accredited.

     In September 2000, the Company issued 1,000,000 shares of common stock to Ultimate Franchise Systems, Inc., restricted in accordance with Rule 144, as part of a stock exchange. The issuance was exempt from registration pursuant to
Section  4(2)  of the Securities Act of 1933 and the shareholder was accredited.

     In November 2000, the Company issued 80,000 shares of common stock to Jeffrey M. Harvey for services rendered to the Company. The issuance was registered on Form S-8.

     In November 2000, the Company issued options to acquire a total of 650,000 shares of common stock to Donald A. Mitchell, Jeffrey M. Harvey, Carl E. Dilley, and Janet Williams in exchange for services rendered to the Company. One-half of the options have an exercise price of $0.40 per share, and the other half have an exercise price of $0.75 per share. All options expire on November 21, 2002. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholders were accredited.

     In February 2001, the Company issued 75,000 shares of common stock to Jeffrey M. Harvey, 142,500 shares of common stock to Carl E. Dilley, 119,720 shares to Ben Grocock, 61,935 shares to Byron Rambo, 53,958 shares to J. Knigin, 53,958 shares to S. Niakan, and 53,958 shares to A. Sikorski for services rendered to the Company. The issuances were registered on Form S-8.

     In May and June 2001, the Company issued 185,714 shares of common stock to Jeffrey M. Harvey, 162,857 shares of common stock to Carl E. Dilley, 58,824 shares to Ben Grocock, 70,000 shares to Byron Rambo, 57,143 shares to J. Knigin, 57,143 shares to S. Niakan, 57,143 shares to A. Sikorski, 115,000 shares to Brian A. Lebrecht, 77,143 shares to J. Keane, and 77,143 shares to P. Storti for services rendered to the Company. The issuances were registered on Form S-8.

     In August 2001, the Company issued 166,667 shares of common stock to Jeffrey M. Harvey, 166,667 shares to Donald A. Mitchell, 279,167 shares to Carl
E. Dilley, 107,812 shares to A. Balduzzi, 78,125 shares to J. Knigin, 78,125 shares to S. Niakan, 78,125 shares to A. Sikorski, 125,000 to S. Marinkovitch, 280,000 shares to F. Horwich, and 250,000 shares to Brian A. Lebrecht for services rendered to the Company. The issuances were registered on Form S-8.

     In November 2001, the Company issued 390,000 shares of common stock to Carl
E. Dilley, 300,000 shares to Donald A. Mitchell, and 50,000 shares to Jeffrey M. Harvey for services rendered to the Company. The issuances were registered on Form S-8.

     In all instances, in the opinion of management, the terms of the transactions with affiliates or related parties are no less favorable than could be obtained from non-affiliates.

                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded on the OTC Bulletin Board under the symbol EREX. Our common stock is only traded on a limited or sporadic basis and should not be deemed to constitute an established public trading market. There is no assurance that there will be liquidity in the common stock.

     Below is a table indicating the range of high and low transaction price for the common stock for each quarterly period within the most recent two fiscal years. The information reflects inter-dealer prices, without retail, markup, markdown or commission and may not represent actual transactions.

                                      PRICES
     YEAR     PERIOD              HIGH      LOW
     ----     ------              ----     ----
     2001     First  Quarter      0.53     0.16
              Second  Quarter     0.56     0.03
              Third  Quarter      0.44     0.03
              Fourth  Quarter     0.07     0.01

     2000     First  Quarter      2.44     0.15
              Second  Quarter     1.56     0.38
              Third  Quarter      1.25     0.34
              Fourth  Quarter     0.91     0.25

     1999     First  Quarter      1.00     0.25
              Second  Quarter     1.69     0.69
              Third  Quarter      1.06     0.44
              Fourth  Quarter     1.00     0.14

HOLDERS

     As of January 10, 2002, there were approximately 236 holders of record of the common stock.

DIVIDEND  POLICY

     We have never declared or paid cash dividends on the common stock and anticipate that all future earnings will be retained as working capital and business expansion. The payment of any future dividends will be at the sole discretion of the board of directors and will depend upon, among other things, future earnings, capital requirements, our financial condition and general business conditions. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

                             EXECUTIVE COMPENSATION

Executive  Officers  and  Directors
-----------------------------------

     For the year ended December 31, 2000, the executive officers of the Company received salaries, in aggregate, equal to approximately $204,867.00 and received the benefit of automobile allowances for an aggregate $4,500.00.

     All officers and directors are reimbursed for expenses incurred on behalf of Company.

     Members of the Board of Directors may receive an amount yet to be determined annually for their participation and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by the Corporation. Director liability insurance may be provided to all members of the Board of Directors. No differentiation is made in the compensation of "outside directors" and those officers of the Corporation serving in that capacity.

     There is no plan or arrangement with respect to compensation received or that may be received by the executive officers in the event of termination of employment or in the event of a change in responsibilities following a change in control.

Summary  Compensation  Table
----------------------------

     The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2000 and 1999. We did not pay any executive compensation in the year ended December
31, 1998. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.


                                                  SUMMARY COMPENSATION TABLE

                             Annual  Compensation                       Long  Term  Compensation
                            --------------------------------   ------------------------------------
                                                                         Awards              Payouts
                                                               --------------------------------------

                                                OTHER ANNUAL   RESTRICTED   SECURITIES         LTIP          ALL OTHER
NAME AND PRINCIPAL              SALARY   BONUS  COMPENSATION   STOCK        UNDERLYING        Payouts     COMPENSATION
POSITION                YEAR     ($)      ($)       ($)        AWARDS($)    OPTIONS SARS(#)    ($)             ($)

Donald A. Mitchell
(Chairman) . . . . . .  2000     -0-      -0-     $126,850     2,000,000      200,000          -0-             -0-

Carl E. Dilley
(CEO, Director). . . .  2000  $51,017  $27,000       4,500       276,786      200,000          -0-             -0-

Kenneth Blake
(President, Director,.  2000     -0-      -0-        -0-         -0-            -0-            -0-             -0-
Resigned April 2000) .
                        1999     -0-      -0-        -0-         -0-            -0-            -0-             -0-

Jeffrey M.  Harvey
(Treasurer, Director).  2000     -0-      -0-        -0-         80,000       200,000          -0-             -0-

Ronald K. Gooding
(Director, . . . . . .  2000     -0-      -0-        -0-         -0-            -0-            -0-             -0-
Resigned April 2000)
                        1999     -0-      -0-        -0-         -0-            -0-            -0-             -0-


                                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                              (INDIVIDUAL GRANTS)


                NUMBER OF SECURITIES       PERCENT OF TOTAL
                    UNDERLYING           OPTIONS/SAR'S GRANTED      EXERCISE OF
                OPTIONS/SAR'S GRANTED    TO EMPLOYEES IN FISCAL     BASE PRICE
                      (#)                      YEAR                   ($/SH)          EXPIRATION DATE


NAME

Donald A. Mitchell  100,000                    15.4                    $0.40              11/21/02

                    100,000                    15.4                    $0.75              11/21/02

Carl E. Dilley . .  100,000                    15.4                    $0.40              11/21/02

                    100,000                    15.4                    $0.75              11/21/02

Kenneth Blake. . .    -0-                       -0-                     -0-                 -0-

Jeffrey M. Harvey.  100,000                    15.4                    $0.40              11/21/02

                    100,000                    15.4                    $0.75              11/21/02

Ronald K. Gooding.    -0-                       -0-                     -0-                 -0-


                                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                              AND FY-END OPTION/SAR VALUES

                                                              NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-THE-
                                                              SECURITIES UNDERLYING                  MONEY OPTION/SARs
             SHARES ACQUIRED ON                              OPTIONS/SARS AT FY-END(#)                  AT FY-END ($)
NAME            EXERCISE(#)        VALUE REALIZED($)         EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE


Donald A. Mitchell  -0-                  -0-                           -0-                                  -0-

Carl E. Dilley . .  -0-                  -0-                           -0-                                  -0-

Kenneth Blake. . .  -0-                  -0-                           -0-                                  -0-

Jeffrey M. Harvey.  -0-                  -0-                           -0-                                  -0-

Ronald K. Gooding.  -0-                  -0-                           -0-                                  -0-


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On  May  17,  2001,  Gately & Associates, LLC, Independent Certified Public
Accountants, the independent accountant previously engaged as the principal accountant to audit the financial statements of E-Rex, Inc., resigned as auditors for the Company. As Gately & Associates, LLC resigned, the decision to change accountants was not approved by the Board of Directors of the Company or by any audit or similar committee thereof.

     The audit report of Gately & Associates, LLC on the financial statements of E-Rex, Inc. as of December 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2000, as well as the audit report of Varma and Associates on the financial statements of E-Rex, Inc. for the year ended December 31, 1999, the year ended December 31, 1998, the year ended December 31, 1997 and for the period from inception (August 26, 1986) to December 31,1999 (the "Audit Period") did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles, except the reports were modified to include an explanatory paragraph wherein they expressed substantial doubt about the Company's ability to continue as a going concern. During the Audit Period, and the period up to their resignation, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreements in connection with its report. E-Rex, Inc. has provided a copy of this disclosure to its former accountants, and requested that the former accountants furnish them with letters addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Registrant, and, if not, stating the respects in which they do not agree.

     Upon Gately & Associates, LLC's resignation, the board of directors approved the engagement of Perez-Abreu, Aguerrebere, Sueiro LLC as the principal accountant to audit the financial statements of the Company.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, telephone number 1-800-SEC-0330, and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The registration statement is also available through the Commission's web site at the following address: http://www.sec.gov.

     We mail a copy of our Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual shareholders meeting.

                                     EXPERTS

     Our financial statements as of December 31, 1999 and for the year then ended included in the prospectus which is part of a registration statement have been so included in reliance on the report of Varma and Associates, Certified Public Accountants, given on the authority of said firm as experts in auditing and accounting. Our financial statements as of December 31, 2000 and for the year then ended included in the prospectus which is part of a registration statement have been so included in reliance on the report of Gately & Associates, LLC, Certified Public Accountants, given on the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

     Index  to  Financial  Statements

     For  the  Fiscal  Year  Ended  December  31,  2000
     --------------------------------------------------

     Independent  Auditors'  Report                                  F-1

     Balance  Sheet  as  of  December  30,  2000                     F-2

     Statement  of  Operations  for  the  Periods  Ended
        December  31,  2000,  1999,  and  1998                       F-3

     Statement  of  Changes  in  Stockholders  Equity
        for  the  Period  Ended  December  31,  2000                 F-4

     Statement  of  Cash  Flows  for  the  Periods  Ending
        December  31,  2000,  1999,  and  1998                       F-5

     Notes  to  the  Financial  Statements                           F-6 - F-9

     For  the  Fiscal  Year  Ended  December  31,  1999
     --------------------------------------------------

     Independent  Auditors'  Report                                  F-10

     Balance  Sheet  as  of  December  30,  1999                     F-11

     Statement of Operations for the Period from Inception
        (August  26,  1986)  to  December  31,  1999                 F-12

     Statement  of  Changes  in  Stockholders  Equity
        for the Period from Inception (August 26, 1986) to
        December  31,  1999                                          F-13

     Statement of Cash Flows for the Period from Inception
        (August  26,  1986)  to  December  31,  1999                 F-16

     Notes  to  the  Financial  Statements                           F-17 - F-20

     For  the  Nine  Months  Ended  September  30,  2001
     ---------------------------------------------------

     Balance  Sheet  as  of  September  30,  2001 and
        December 31, 2000                                            F-21

     Statement of Operations for the Nine Months Ending
        September  30,  2001  and  2000,  and  for  the
        Three Months Ending September 30, 2001 and 2000              F-22

     Statement  of  Changes  in  Stockholders  Equity
        for  the  Period  Ending  September  30,  2001               F-23

     Statement  of  Cash  Flows  for  the  Nine  Months
        Ending  September  30,  2001  and  2000                      F-24

     Notes  to  the  Financial  Statements                           F-25 - F-37

  INDEPENDENT AUDITORS REPORT ON FINANCIAL STATEMENTS


To  the  Board  of  Directors  and  Stockholders
E-REX,  INC.


We have audited the accompanying balance sheet of E-REX, Inc. as of December 31, 2000, and the related statement of operations, stockholders' equity, and cash flows for the two years ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Rex, Inc., as of December 31, 2000 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the notes to the financial statements, the Company has experienced a loss. The Company's financial position and operating results raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Gately  &  Associates,  LLC
Gately  &  Associates,  LLC
Certified  Public  Accountants
Orlando,  Florida
May  11,  2001

                                                 E-REX, INC.
                                                BALANCE SHEET
                                           AS OF DECEMBER 31, 2000

                                                   ASSETS
                                                   ------

CURRENT  ASSETS
---------------

  Cash. . . . . . . . . . . . . . . . . . . . . . . . . .  $    19,948
  Accounts receivable . . . . . . . . . . . . . . . . . .       22,757
  Employee advance. . . . . . . . . . . . . . . . . . . .          298
                                                           ------------

    Total Current Assets. . . . . . . . . . . . . . . . .       43,003   $  43,003


PROPERTY AND EQUIPMENT
----------------------

  Furniture, equipment and software . . . . . . . . . . .       92,792
  Less: accumulated depreciation. . . . . . . . . . . . .       (7,800)
                                                           ------------

    Total Other Assets. . . . . . . . . . . . . . . . . .       84,992      84,992

OTHER ASSETS
------------

  Investments . . . . . . . . . . . . . . . . . . . . . .      550,000     550,000
---------------------------------------------------------                ----------


      TOTAL ASSETS. . . . . . . . . . . . . . . . . . . .  $   677,995
                                                           ============

          LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------

CURRENT LIABILITIES
-------------------

  Accounts payable. . . . . . . . . . . . . . . . . . . .  $   250,907
  Accrued liabilities . . . . . . . . . . . . . . . . . .       10,838
  Accrued interest on bonds . . . . . . . . . . . . . . .        7,460
  Payable - related party . . . . . . . . . . . . . . . .      298,654
                                                           ------------

    Total current liabilities . . . . . . . . . . . . . .      567,859   $ 567,859

LONG TERM LIABILITIES
---------------------

  Convertible debenture bonds . . . . . . . . . . . . . .      240,000
                                                           ------------

    Total long term liabilities . . . . . . . . . . . . .      240,000     240,000
                                                                         ----------

      TOTAL LIABILITIES . . . . . . . . . . . . . . . . .                  807,859

                                    STOCKHOLDERS' EQUITY
                                    ---------------------


STOCKHOLDERS' EQUITY (DEFICIT)
------------------------------

  Common stock, $.0001 par value, 100,000,000 authorized
      and 23,808,816 shares issued and outstanding. . . .       23,809
  Additional paid in capital. . . . . . . . . . . . . . .    9,936,204
  Prepaid service fees in the form of stock . . . . . . .   (1,258,045)
  Deficit accumulated during the development stage. . . .   (6,203,269)
  Retained earnings . . . . . . . . . . . . . . . . . . .   (2,628,563)
                                                           ------------

    Total stockholders' equity. . . . . . . . . . . . . .     (129,864)   (129,864)
                                                                         ----------

      TOTAL LIABILITIES AND EQUITY (DEFICIT). . . . . .             .  $   677,995
                                                                       ============

    See accompanying notes to the financial statements


                                                          E-REX, INC.
                                                    STATEMENT OF OPERATIONS
                                               FOR THE PERIODS ENDED DECEMBER 31,

                                                                      2000          1999         1998
                                                               ------------  ------------  -----------

REVENUE . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    35,976   $         -   $        -
-------                                                        ------------

COST OF SALES . . . . . . . . . . . . . . . . . . . . . . . .       10,607             -            -
-------------                                                  ------------

GROSS PROFIT. . . . . . . . . . . . . . . . . . . . . . . . .       25,369             -            -
------------                                                   ------------

EXPENSES
---------

  General and administrative. . . . . . . . . . . . . . . . .    7,900,075       464,436       27,703
  Research and development. . . . . . . . . . . . . . . . . .      151,729
                                                               ------------     --------     ---------

  Total expenses. . . . . . . . . . . . . . . . . . . . . . .    8,051,804       464,436       27,703

LOSS FROM OPERATIONS. . . . . . . . . . . . . . . . . . . . .   (8,026,435)     (464,436)     (27,703)
--------------------

OTHER INCOME
------------

  Interest income . . . . . . . . . . . . . . . . . . . .                            . .        1,210
  Interest Expense. . . . . . . . . . . . . . . . . . . . . .      (16,418)

INCOME (LOSS) BEFORE INCOME TAXES . . . . . . . . . . . . . .   (8,042,853)     (464,436)     (26,493)
---------------------------------

  Income Taxes. . . . . . . . . . . . . . . . . . . . . . . .            -             -            -
                                                               ------------  ------------  -----------

NET INCOME (LOSS) . . . . . . . . . . . . . . . . . . . . . .  $(8,042,853)  $  (464,436)  $  (26,493)
-------------------                                            ============  ============  ===========



  Weighted average
  Number of shares. . . . . . . . . . . . . . . . . . . . . .   18,841,966    13,439,674    1,178,841

  Basic EPS . . . . . . . . . . . . . . . . . . . . . . . . .  $     (0.43)  $     (0.04)  $    (0.02)


          See accompanying notes to the financial statements



                                          E-REX, INC.
                           STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             FOR THE PERIOD ENDED DECEMBER 31, 2000


                                                            ADDITIONAL
                                COMMON         STOCK         PAID-IN         INCOME
                                SHARES         AMOUNT        CAPITAL         (LOSS)      TOTAL
                              -----------  ------------  -----------   ------------  ----------



Balance, December 31, 1996     788,716           789        339,472       (350,301)    (10,040)

Common stock issued for
services Sep., 1997. . . .      30,000            30                                        30

Net income for the year
ended Dec. 31, 1997. . . .                                                52,251        52,251
                                                                     -----------  ------------

Balance, December 31, 1997     818,716           819       339,472       (298,050)      42,241

Common stock issued for
services Sep., 1998. . . .   1,682,000          1,682        1,000                       2,682

Common shares issued
in Rule 504 offering
Nov. and Dec., 1998. . . .   1,539,500         1,539       152,410                      153,949

Common stock issued for
services Dec., 1998. . . .     100,000           100         9,900                       10,000

Net (loss) for the year
ended Dec. 31, 1998. . . .                                                (26,493)      (26,493)
                                                                      -----------  ------------

Balance December 31, 1998.   4,140,216         4,140       502,782       (324,543)      182,379

Common shares issued . . .     424,000           424      113,076                       113,500
for cash

Common shares issued
for acquisition. . . . . .   8,137,616         8,138                                      8,138

Common shares issued
for services . . . . . . .   3,000,000         3,000       92,941                        95,941

Net loss for the period. .                                               (464,436)     (464,436)
                                                                      -----------  ------------

Balance, December 31, 1999  15,701,832        15,702      708,799        (788,979)      (64,478)

Common shares issued
for cash . . . . . . . . .   3,290,000         3,290      325,710                       329,000

Common shares issued for
services and compensation.   9,386,667         9,387    8,069,873                     8,079,260

Common shares issued
for consulting services. .     311,263           311      127,307                       127,618

Common shares issued
as Settlement Agreement. .   1,096,670         1,097      448,537                       449,634

Allowance for prepaid
stock compensation . . . .                                                           (1,258,045)

Common shares issued in
exchange of shares as
an investment. . . . . . .   1,000,000         1,000      399,000                       400,000

Common shares purchased
as treasury stock. . . . .  (6,977,616)       (6,978)    (143,022)                     (150,000)

Net loss for the period. .                                             (8,042,853)   (8,042,853)
                                                                       -----------  ------------

Balance, December 31, 2000  23,808,816   $    23,809   $9,936,204   $(8,831,832)  $(129,864)
                            ===========  ============  ===========  ============  ==========




          See accompanying notes to the financial statements

                                               E-REX, INC.
                                         STATEMENT OF CASH FLOWS
                                   FOR THE PERIODS ENDING DECEMBER 31,


CASH FLOWS FROM (FOR)
------------------------
OPERATING ACTIVITIES. . . . . . . . . . .         2000        1999       1998
---------------------                      ------------  ----------  ---------

  Net income. . . . . . . . . . . . . . .  $(8,042,853)  $(464,436)  $(26,493)

  Adjustments to reconcile net income to
  to net cash provided by (used in )
  operating activities:

  Stock issued for services . . . . . . .    7,398,467     128,608     12,682
  Stock Issued for Reasearch. . . . . . .       25,000
  Depreciation expense. . . . . . . . . .        7,800
  (Increase) Decrease in
    Accounts receivable . . . . . . . . .      (22,757)
  (Increase) Decrease in
    Employee advance. . . . . . . . . . .         (298)
  Increase (Decrease) in
    Accounts payable. . . . . . . . . . .      168,832      71,940       (366)
  Increase (Decrease) in
    Accrued liabilities . . . . . . . . .       75,068
  Other . . . . . . . . . . . . . . . . .                  29,014     (16,467)
                                                      ------------  ----------

  Total adjustments to net income . . . .    7,652,112     229,562     (4,151)

  Net cash provided by (used in)
  operating activities. . . . . . . . . .     (390,741)   (234,874)   (30,644)

CASH FLOWS FROM (FOR)
---------------------
INVESTING ACTIVITIES
--------------------

  Purchase of furniture & equipment . . .      (47,971)

  Net cash flows provided by (used in)
  investing activities. . . . . . . . . .      (47,971)          -          -



          See accompanying notes to the financial statements



                                               E-REX, INC.
                                         STATEMENT OF CASH FLOWS
                                   FOR THE PERIODS ENDING DECEMBER 31,


CASH FLOWS FROM (FOR)
---------------------
FINANCING ACTIVITIES. . . . . . . . . . . .       2000        1999       1998
---------------------                        ----------  ----------  --------

  Proceeds from loan. . . . . . . . . . . .    662,654
  Proceeds from issuance of stock . . . . .    329,000      80,833    153,950
  Payment on loan . . . . . . . . . . . . .   (325,000)
  Cash paid on treasury stock . . . . . . .   (150,000)
  Offering costs. . . . . . . . . . . . . .    (80,000)
                                             ----------

  Net cash provided by (used in) financing.    436,654      80,833    153,950

CASH RECONCILIATION
--------------------

  Net increase (decrease) in cash . . . . .     (2,058)   (154,041)   123,306
  Cash at beginning of year . . . . . . . .     22,006     176,047     52,741
                                             ----------  ----------  --------

CASH BALANCE AT END OF YEAR . . . . . . . .  $  19,948   $  22,006   $176,047
-------------------------------------------  ==========  ==========  ========


          See accompanying notes to the financial statements

                                   E-REX, INC.

                        NOTES TO THE FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



1.  Summary  of  significant  accounting  policies:

Nature of Operations - E-Rex, Inc. (the "Company"), a Nevada corporation, was incorporated on August 26, 1986 as P.R. Stocks, Inc. On February 26, 1992, the Company changed its name to National Health & Safety Corporation. On November 12, 1992, the Company changed its name to Medgain International Corporation. On June 20, 1994 the Company changed its name to E-Rex, Inc. On February 20, 1999 the Company entered into a business combination (see Note 5). Until September of the year 2000, the Company had no material revenues and was considered to be in the development stage. The Company now operates an internet web hosting service. The Company continues its development of computer hardware and software products that it intends to sell.

Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Earnings (Loss) Per Share - Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Basis of Accounting - The Company's financial statements are prepared in accordance with generally accepted accounting principles.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes - The Company records its income tax provision in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

Functional Currency - All amounts in the Company's financial statements and related footnotes are stated in US dollars. The Company had no significant gain or losses from foreign currency conversions. The Company has closed its foreign bank accounts during the year 2000 and now operates using U.S. currency.

Property and Equipment - Depreciation and amortization is computed by the straight line method with the following recovery periods:

         Office  equipment  and  software                        3-5  Years
         Furniture                                               5-7  Years

Maintenance and repairs, as incurred, are charged to expense; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income. No depreciation is recorded on property and plant left idle.

2.  Basis  of  Presentation  as  a  Going  Concern:

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss for the period from inception (August 26, 1986) to September 30, 2000 (the Company's development stage). The Company continues to operate at a loss. This factor, among others, raises substantial doubt as to the Company's ability to continue as a going concern.

The Company's management intends to raise additional operating funds through equity and/or debt offerings and revenue from its new operation. However, there can be no assurance management will be successful in its endeavors.

3.  Income  Taxes:

The Company records its income tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the liability method of accounting for deferred income taxes.

Since the Company has not generated cumulative taxable income since inception, no provision for income taxes has been provided. At December 31, 2000, the Company did not have significant tax net operating loss carry forwards (tax benefits resulting from losses for tax purposes have been fully reserved due to the uncertainty of a going concern). At December 31, 2000 the Company did not have any significant deferred tax liabilities or deferred tax assets.

4.  Development  Stage  Company:

During the year 2000, the Company's management has determined that the Company is no longer in the development stage. It continues to develop computer hardware and software components, but has added the service of internet web hosting as its current operations.

A development stage company is one for which principal operations have not commenced or principal operations have generated an insignificant amount of revenue. Management of a development stage company devotes most of its activities to establishing a new business. Operating losses have been incurred through September 30, 2000, and the company continues to use, rather than provide, working capital for the development of computer hardware and software. Although management believes that it is pursuing a course of action that will provide successful future operations, the outcome of these matters is uncertain. The Company continues this development and has now started operations in the internet web hosting industry.

5.  Business  Combination:

On February 20, 1999 the Company entered into a merger agreement with Plantech Communications Systems, Inc. ("Plantech"), a privately held British Columbia, Canada, Corporation. Plantech is a development stage enterprise in the software, computer and internet area. From inception in 1992 to date Plantech has had no revenues.

Under the terms of the merger agreement, Plantech shareholders received one share of the Company's common stock for each outstanding share of Plantech stock. The Company issued 8,137,616 shares of its common stock in exchange for all the Plantech common shares outstanding as of February 20, 1999.

The above business combination was accounted for under the purchase method. There was no significant difference between the purchase cost and the fair value of net assets/liabilities acquired, thus no goodwill was recorded. Plantech's results of operations are included in the Company's statement of operations from the date of merger, February 20, 1999, until the Company survived during that year as the surviving corporation. The following table sets forth certain results of operations for the periods presented as if the Plantech business combination had been consummated on the same terms at the Plantech inception in 1992.

                                                                     Inception
                                    Jan.  1,  1999                   (8/26/86)
                                     To  Feb. 20,                  To Dec. 31,
                                        1999                          1999
                                 -----------------                --------------

     Revenues                  $         --                      $        --
     Net  (Loss)               $   (230,954)                     $   (616,086)


6.  Litigation:

On August 4, 2000, Crusader Capital Group, Inc. filed a complaint against the company in civil action number CV-N-411-DWH-RAM in the United States District Court for the district of Nevada. The company was served with this complaint on or about August 10, 2000. This complaint alleges undetermined damages for misrepresentations, omissions, breach of contract and unjust enrichment related to Crusaders purchase of restricted stock in the company during the first quarter of 2000.

In January, 2000 the Board of Directors resolved to settle a British Columbia Supreme Court action brought against the Company for an unpaid vendor bill for $25,000.00. The Company also accepted from the same vendor a return of 50,000 shares of the Company stock that the vendor held.

In 1993 the Company initiated legal action against a former merger candidate, and several of its principals, primarily to the Company when the merger was not consummated.

In October, 1997 a settlement agreement relating to the above action was entered into. In November, 1997 the Company received, net of attorney's fees, $120,726.00 to settle this matter.

The company believes the claims made in the complaint are without merit and intends to defend itself vigorously in this matter.

7.  Related  Party  Transactions:

The  Company  made  two  investments  in  related  companies.

The Company made an investment in Ultimate Franchise Systems, Inc. (USFI) on August 1, 2000 in an exchange of 1,000,000 shares of the Company's stock valued at $400,000 for stock in USFI. Further to the agreement the Company will develop a home delivery web site and on-line ordering system for a fee of $75.00 per unit per month in approximately 300 restaurants, plus a royalty of 5% of on-line gross sales.


The second investment the Company made on September 1, 2000 was a purchase of assets from Webulate LLC. The assets include software, equipment and stock in DiveDepot.Com, Inc. The transaction was completed with $40,000 cash and $200,000 in convertible note payables valued for a total of $240,000. The President of the Company, Mr. Dilley, is also on the Board of Directors of DiveDepot.Com, Inc.

The Company entered into an agreement on January 21, 2000 with International Investment Banking, Inc. ("IIBI") whereby IIBI will serve as senior management of the Company for an initial term of two years unless further extended by mutual agreement of the parties. The Chief Executive Officer, Donald A. Mitchell, of the Company also controls IIBI. Pursuant to the agreement, IIBI receives $10,000 per month and reimbursement of normal business expenses that it incurs on behalf of the Company and certain expenses of individual consultants that IIBI assigns to carry out the duties and responsibilities of IIBI.
Thereafter the annual compensation shall increase at a rate of 20% per year. In addition to monthly compensation, IIBI OR Mr. Mitchell may be entitled to receive an annual bonus as determined by the Company's Board of Directors payable in common stock or cash. Mr. Mitchell was granted 2,000,000 shares of common stock representing 1,000,000 common shares for each year of IIBI's engagement. As an addendum of this agreement, IIBI was directed on the Company's behalf the following: Purchase 8,237,616 shares of stock from two of the Company's former directors for $250,000; issue 6,000,000 shares of stock to Stockholder Presentations, Inc. per an investor relations contract; and issue IIBI 1,000,000 shares of restricted common stock.

The Company assumed a promissory note payable to Valcom Ltd, a West Vancouver, British Columbia Company, dated March 15, 1997 in the amount of $6,450 with no interest stated. This note was assumed by the Company from the merger as described in footnote 5. The Company has also entered into an agreement for design and integration work with Valcom Ltd, an entity controlled by a shareholder of the Company, Paul R. Macpherson, that was a director of the Company at the time the agreement was entered into.

The Company continues an ongoing relationship with Valcom Ltd. in that the Company uses Valcom Ltd. as its resource for research and development of its computer hardware and software product development along with a company by the name of Riotech.

8.  Convertible  Debenture  Bonds:

Refer  to  Footnote  7  with  regard  to  bonds  issued  to  related  parties.

9.  Stockholders'  Equity:

Refer  to  Footnote  7  with  regard  to  equity  changes  with related parties.

On November 20, 2000, the board of directors declared 1,096,670 restricted common shares to be issued, a value of $449,537, for the purpose of settling with shareholders that had asserted that the Company had originally issued the shareholders stock that was stated to be free trading shares. The shares were issued under a Regulation D section 144 filing. In addition to the shares issued were 3,290,000 options to purchase shares of the Company's common stock at an excercies price at $1.00 that expire on November 21, 2002. The Company's management disagreed with the assertion, but decided to settle with the agreement. As noted in Footnote 6, Crusader Capital Group, Inc., one of the shareholders representing about 15% of all shareholders which has asserted a claim against the Company, has not accepted the settlement at this time, however, the shares have been accounted for as issued. There is uncertainty regarding the outcome of the Crusader Capital Group, Inc. claim.

Stock options have been granted by the Company to directors and officers with an expiration date of November 21, 2002. The stock options were issued November 21, 2000 with 325,000 options excercisable at $.40 per share and 325,000 options excercisable at $.75 per share.

Stock options have been granted by the Company to Ultimate Franchise Systems Inc., to purchase 3,000,000 shares of E-Rex common stock at an exercise price equal to the average of the closing ask price plus $.01, as quoted on the NASD over-the counter bulletin board for the five trading days immediately preceding the closing.

700,000 options were issued to Corporate Service Providers Inc. for the purpose of providing investment banking services to the company. Terms as per corporate resolution dated 8/1/00 as follows:

     Exercisable  at  $1.00  during  the  1st  12  months  from  date  of issue.
     Exercisable at $1.50 during the 2nd 12 months from date of issue. Options are callable with a 21 day notification by the company if the stock trades for 20 consecutive business days at a 50% premium to the exercise price.

E-Rex has also offered $1,000,000 in units of the company's securities pursuant to its Memorandum of terms dated June 21, 2000. The units consist of either a Series A 10% Convertible Debenture or a Series B 10% Convertible Debenture together with 50,000 attached warrants to purchase common stock at an exercise price of $1.00 per share and a two year expiration. The Company has issued $240,000 of these bonds, $200,000 of which were in exchange for assets purchased in the Webulate LLC transaction. The transaction is not a public offering as defined in section 4(2) of the Securities Act of 1933, and accordingly, the units will not be registered under the Act or laws of any state but are being offered pursuant to exemptions from registration.

10.  Concentrations  of  risk:

The Company relies on operating revenue from one service, internet web hosting. Development of computer hardware and software products continues, but is not funded by the Company's current operation.

11.  Required  Cash  Flow  Disclosure:

The Company had no interest and income taxes paid for the year. The Company entered into agreements with non-cash exchanges of stock and bonds as detailed in Footnote 7.

VARMA  &  ASSOCIATES
===================================================================
Bob  A.  Varma,  CPA           610  Crown  Oak  Centre  Drive
James  P.  Gately,  CPA        Longwood,  Florida  32750
Mark  A.  Haas,  CPA           Office  (407)  834-7344   Fax  (407)
834-7814


INDEPENDENT  AUDITOR'S  REPORT  ON  FINANCIAL  STATEMENTS
---------------------------------------------------------------

To  the  Board  of  Directors  and  Stockholders
E-Rex,  Inc.
Orlando,  FL

We have audited the accompanying balance sheet of E-Rex, Inc. (a development stage company), as of December 31, 1999, and the related statement of operations, stockholders' equity and cash flows for the year ended December 31, 1999, the year ended December 31, 1998, the year ended December 31, 1997 and for the period from inception (August 26, 1986) to December 31,1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Rex,
Inc.  (a  development  stage  company)  as  of  December  31,  1999,  and  the results of its operations and its cash flows for the year ended December 31, 1999, the year ended December 31, 1998, the year ended
December 31, 1997 and for the period from inception (August 26, 1986) to December 31, 1999 in conformity with generally accepted accounting principles.

The  accompanying  financial  statements  have  been  prepared  assuming  that the  Company  will  continue  as  a  going  concern.  As  discussed  in  Note  2 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The Financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       Varma  and  Associates
                                       Certified  Public  Accountants
                                       Longwood,  FL
                                       March  30,  2000

                                     E-REX, INC.
                                   BALANCE SHEET
                              As of December 31, 1999


                                      ASSETS
                                     --------

CURRENT ASSETS
- --------------
 Cash                                          $      22,006
                                               --------------
     Total Current Assets                             22,006         $     22,006


OTHER ASSETS
- ------------
 Furniture and equipment                               4,937
 Less: accumulated depreciation                       (2,896)
                                               -------------
     Total Other Assets                                2,041                2,041
                                                                     ------------
               TOTAL ASSETS                                          $     24,047
                                                                    =============


                        LIABILITIES AND STOCKHOLDERS' EQUITY
                        -------------------------------------

CURRENT LIABILITIES
- -------------------
 Accounts payable                             $       82,075
 Demand note payable                                   6,450
                                              --------------
  Total current liabilities                           88,525         $     88,525
                                                                     -------------
                TOTAL LIABILITIES                                          88,525

                                  STOCKHOLDERS' EQUITY
                                  --------------------

STOCKHOLDERS' EQUITY (DEFICIT)
- -----------------------------
 Common stock, $.0001 par value,
     100,000,000 authorized
     and 15,663,164 shares issued and outstanding.    15,539
 Additional paid in capital                          708,962
 Retained earnings                                  (788,979)
                                                ------------
          Total stockholders' equity                 (64,478)             (64,478)
                                                                     ------------
                 TOTAL LIABILITIES AND EQUITY (DEFICIT)              $     24,047
                                                                     =============




          See accompanying notes to the financial statements

                                     E-REX, INC.
                             STATEMENT OF OPERATIONS
                         For the Period from Inception
                     (August 26, 1986) to December 31, 1999

                                                                                        From
                          1999              1998                  1997              Inception
REVENUE             $            -      $            -      $              -       $             -

EXPENSES

 General and
   administrative          464,436              27,703                68,704               911,144
                        ----------          ----------           -----------           -----------
LOSS FROM OPERATIONS      (464,436)            (27,703)              (68,704)             (911,144)

OTHER INCOME

 Interest income             1,210                 229                1,439

 Recovery from lawsuit           -                    -             120,726               120,726
                         ---------           ----------          -----------            ----------
INCOME (LOSS) BEFORE
  INCOME TAXES            (464,436)            (26,493)               52,251              (788,979)

 Income Taxes                    -                    -                     -                    -

NET INCOME (LOSS)     $   (464,436)        $   (26,493)       $       52,251         $    (788,979)
                      ============         ============        ==============         ============


 Weighted average
 Number of shares       13,439,674           1,178,841               803,195

 Basic EPS    $              (0.04)        $     (0.02)       $         0.06





          See accompanying notes to the financial statements

                                     E-REX, INC.
                    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                           For the Period from Inception
                      (August 26, 1986) to December 31, 1999

                                                               ADDITIONAL
                                COMMON            STOCK         PAID-IN         INCOME
                                SHARES            AMOUNT         CAPITAL         (LOSS)    TOTAL
                                -------         ---------     ------------     ---------   ------
Issuance of shares of
common stock on Aug. 26,
1986, for $.044 per share         250,000    $          250    $     10,750    $     -      $ 11,000

Net (loss) from inception
on Aug. 26, 1986, through
Dec. 31, 1986                                                                   (15,354)     (15,354)

Balance, December 31, 1986        250,000               250          10,750     (15,354)      (4,354)

Issuance of shares of
common stock to the public
for $1.00 per share                93,215                93          93,122                   93,215

Deferred offering cost
offset against additional
paid-in capital                                                      (7,663)                  (7,663)

Net (loss) for the year
ended Dec. 31, 1987                                                             (80,103)     (80,103)

Balance, December 31, 1987        343,215               343          96,209     (95,457)       1,095

Net (loss) for the four
year period ended
Dec. 31, 1991                                                                    (4,072)      (4,072)

Balance, December 31, 1991        343,215               343          96,209     (99,529)      (2,977)

Issuance of shares of
stock on Feb. 4, 1992, for
$1.00 per share                   166,716               167         166,549                  166,716

Deferred offering cost
offset against additional
paid-in capital                                                     (26,125)                 (26,125)

Common stock issued
on Feb. 4, 1992 for services      136,785               137          27,220                   27,357

Net (loss) for the year
ended Dec. 31, 1992                                                            (179,027)    (179,027)

Balance, December 31, 1992        646,716               647         263,853    (278,556)     (14,056)




          See accompanying notes to the financial statements

                                     E-REX, INC.
                    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                    continued
                           For the Period from Inception
                      (August 26, 1986) to December 31, 1999

                                                                    ADDITIONAL
                                  COMMON               STOCK         PAID-IN           INCOME
                                  SHARES               AMOUNT         CAPITAL           (LOSS)             TOTAL
                                 ---------           ---------       ---------         --------           --------
Balance, December 31, 1992         646,716                647        263,853          (278,556)          (14,056)

Issuance of shares of
common stock to the public
on Feb. 3, 1993 for $4.00
per share                           32,000                 32        127,968           128,000

Deferred offering cost
offset against additional
paid-in capital                                                                        (74,239)          (74,239)

Common stock issued for
legal services on April
29, 1993                           110,000                110                           21,890            22,000

Net (loss) for the year
ended Dec. 31, 1993                                                                    (39,703)          (39,703)

Balance, December 31, 1993         788,716                789        339,472          (318,259)           22,002

Net (loss) for the year
ended Dec. 31, 1994                                                                     (8,357)           (8,357)

Balance, December 31, 1994         788,716                789        339,472          (326,616)           13,645

Net (loss) for the year
ended Dec. 31, 1995                                                                    (19,185)          (19,185)

Balance, December 31, 1995         788,716                789        339,472          (345,801)           (5,540)

Net (loss) for the year
ended Dec. 31, 1996                                                                     (4,500)           (4,500)

Balance, December 31, 1996         788,716                789        339,472          (350,301)          (10,040)

Common stock issued for
services Sep., 1997                 30,000                 30                                                 30

Net income for the year
ended Dec. 31, 1997                                                                     52,251            52,251

Balance, December 31, 1997         818,716                819        339,472          (298,050)           42,241




          See accompanying notes to the financial statements

                                     E-REX, INC.
                     STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                      continued
                             For the Period from Inception
                       (August 26, 1986) to December 31, 1999

                                                                   ADDITIONAL
                                   COMMON               STOCK        PAID-IN          INCOME
                                   SHARES               AMOUNT       CAPITAL           (LOSS)          TOTAL
Balance, December 31, 1997         818,716                819         339,472        (298,050)          42,241

Common stock issued for
services Sep., 1998              1,682,000              1,682           1,000                            2,682

Common shares issued
in Rule 504 offering
Nov. and Dec., 1998              1,539,500              1,539         152,410                          153,949

Common stock issued for
services Dec., 1998                100,000                100           9,900                           10,000

Net (loss) for the year
ended Dec. 31, 1998                                                                   (26,493)         (26,493)

Balance December 31, 1998        4,140,216           $  4,140       $ 502,782     $  (324,543)      $  182,379

Common shares issued               323,332                197          80,636                           80,833
for cash

Common shares issued
for acquisition                  8,137,616              8,138                                            8,138

Common shares issued
for directors' fees              1,332,000              1,332          74,700                           76,032

Common shares issued
for services                     1,730,000              1,732          50,844                           52,576

Net loss for the period                                              (464,436)                        (464,436)

Balance, December 31, 1999      15,663,164        $    15,539      $  708,962      $ (788,979)      $  (64,478)







          See accompanying notes to the financial statements

                                     E-REX, INC.
                             STATEMENT OF CASH FLOWS
                  For the Period from Inception (August 26, 1986)
                              to December 31, 1999

CASH FLOWS FROM (FOR)                                                                 From
OPERATING ACTIVITIES                     1999               1998           1997     Inception
                                     -----------       ----------      ---------   ------------
 Net income                          $   (464,436)      $ (26,493)      $  52,251    $ (788,979)

 Adjustments to reconcile net income to
 to net cash provided by (used in )
 operating activities:

 Stock issued for services                128,608          12,682              30       190,676
 Accounts payable                          71,940            (366)            460        82,075
 Other                                     29,014         (16,467)                       12,547
                                      -----------      ----------       ----------    ---------
 Total adjustments to net income          229,562          (4,151)            490       285,298

 Net cash provided by (used in)
 operating activities                    (234,874)        (30,644)         52,741      (503,681)

CASH FLOWS FROM (FOR)
INVESTING ACTIVITIES

 None
                                        ---------       ---------        --------      ---------
 Net cash flows provided by (used in)
 investing activities                           -               -              -              -

CASH FLOWS FROM (FOR)
FINANCING ACTIVITIES

 Proceeds from issuance of stock,
   including paid-in capital               80,833         153,950              -        633,714
                                                -               -              -       (108,027)
                                        ---------       ---------        -------      ---------
 Net cash provided by (used in)
     financing                             80,833         153,950              -        525,687

CASH RECONCILIATION

 Net increase (decrease) in cash         (154,041)        123,306          52,741        22,006
 Cash at beginning of year                176,047          52,741               -             -
                                        ---------       ---------        --------     ---------
CASH BALANCE AT END OF YEAR             $  22,006     $   176,047      $   52,741    $   22,006
                                        =========      ==========      ==========    ==========


          See accompanying notes to the financial statements

E-REX, INC.

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditors Report)

1. Summary of significant accounting policies:

Nature of Operations - E-Rex, Inc. (the "Company"), a Nevada corporation, was incorporated on August 26, 1986 as P.R. Stocks, Inc. On February 26, 1992, the Company changed its name to National Health & Safety Corporation. On November 12, 1992, the Company changed its name to Medgain International Corporation. On June 20, 1994 the Company changed its name to E-Rex, Inc. On February 20, 1999 the Company entered into a business combination (see Note 5). To date, the Company has had no revenues. The Company is in the development stage.

Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Earnings (Loss) Per Share - Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement No. 128, 'Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Basis of Accounting - The Company's financial statements are prepared in accordance with generally accepted accounting principles.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes - The Company records its income tax provision in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."


Functional Currency - All amounts in the Company's financial statements and related footnotes are stated in US dollars. The
Company had no significant gain or losses from foreign currency conversions.

E-REX, INC.

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditors Report)

Property and Equipment - Depreciation and amortization is computed by the straight line method with the following recovery periods:

Organization costs                 5 Years
Office equipment and software    3-5 Years
Furniture                        5-7 Years

Maintenance and repairs, as incurred, are charged to expense;
betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income. No depreciation is recorded on property and plant left idle.

2. Basis of Presentation as a Going Concern:

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $812,952 for the period from inception (August 26, 1986) to December 31, 1999. This factor, amoung others, raises substantial doubt as to the Company's ability to continue as a going concern.

The Company's management intends to raise additional operating funds through equity and/or debt offerings. However, there can be no assurance management will be successful in its endeavers.

3. Income Taxes:

The Company records its incoem tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the liability method of accounting for deferred incoem taxes.

Since the Company has not generated cumulative taxable income since inception, no provision for income taxes has been provided. At December 31, 1999, the Company did not have any significant tax net operating loss carryforwards ( tax benefits resulting from losses for tax purposes have been fully reserved due to the uncertainty of a going concern). At December 31, 1999, the Company did not have any significant deferred tax liabilities or deferred tax assets.

E-REX, INC.

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditors Report)

4. Development Stage Company:

A development stage company is one for which principal operations have not commenced or pricipal operations have generated an insignificant amount of revenue. Management of a development stage company devotes most of its activities to establishing a new business. Operating losses have been incurred through December 31, 1999, and the company continues to use, rather than provide, working capital in this operation. Although management believes that it is pursuing a course of action that will provide successful future operations, the outcome of these matters is uncertain. Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement No. 128, 'Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

5. Business Combination:

On February 20, 1999 the Company entered into a merger agreement with Plantech Communications Systems, Inc. ("Plantech"), a privately held British Columbia, Canada, Corporation. Plantech is a development stage enterprise in the software, computer and internet area. From inception in 1992 to date Plantech has had no revenues.

Under the terms of the merger agreement, Plantech shareholders received one share of the Company's common stock for each outstanding share of Plantech stock. The Company issued 8,137,616 shares of its common stock in exchange for all the plantech common shares outstanding as of February 20, 1999.

The above business combination was accounted for under the purchase method. There was no significant difference between the purchase cost and the fair value of net assets/liabilities acquired, thus no goodwill or negative goodwill was recorded.

E-REX, INC.

NOTES TO THE FINANCIAL STATEMENTS

(See Independent Auditors Report)

Plantech's results of operations are included in the Company's statement of operations from the date of merger, February 20, 1999, forward. The following table sets forth certain results of operations for the periods presented as if the Plantech business combination had been consumated on the same terms at the Plantech inception in 1992.

                                               Inception
                         Jan. 1, 1999          (8/26/86)
                         to Feb. 20,           to Dec. 31,
                         1999                  1998

Revenues               $           -       $           -
Net (Loss)             $    (230,954)      $    (616,086)

6. Litigation and subsequent events:

In January, 2000 the Board of Directors resolved to settle a British Columbia Supreme Court action brought against the Company for an unpaid vendor bill for $25,000. The Company also accepted from the same vendor a return of 50,000 shares of the Company stock that the vendor held.

In 1993 the Company initiated legal action against a former merger candidate, and several of its principals, primarily to the Company when the merger was not consummated.

In October, 1997 a settlement agreement relating to the above action was entered into. In November, 1997 the Company received, net of attorney's fees, $120,726 to settle this matter.

7. Related Party Transactions:

The Company entered into a an agreement for design and integration work with an entity controlled by one of the Company's director/shareholders named Valcom Ltd., a West Vancouver, British Columbia company.

8. Required Cash Flow Disclosure:

The Company had no interest and income taxes paid for the year. The Company entered into a non-cash merger transaction as noted in footnote 5.


                                                             E-REX, INC.
                                                            BALANCE SHEET
                                                AS OF SEPTEMBER 30, 2001 AND DEC 31, 2000.

                                                              ASSETS
                                                              ------

                                                                                                      30-Sep          DEC 31
                                                                                                       2001            2000
                                                                                                      -------         -------

CURRENT ASSETS
--------------

Cash                                                                                                       14,342        19,948
Prepaid Expense                                                                                            30,906             -
Accounts receivable from related parties                                                                    3,156           298
Accounts receivable                                                                                         9,124        22,757
                                                                                                      ------------  ------------

     Total Current Assets                                                                             $    57,528   $    43,003
                                                                                                      ------------  ------------


PROPERTY AND EQUIPMENT
----------------------

Furniture, equipment and software                                                                         130,362        92,792
Less: accumulated depreciation                                                                            (32,561)       (7,800)
                                                                                                      ------------  ------------

     Total Other Assets                                                                               $    97,801   $    84,992
                                                                                                      ------------  ------------

OTHER ASSETS
------------

Investments                                                                                           $   160,000   $   550,000
                                                                                                      ------------  ------------


     TOTAL ASSETS                                                                                     $   315,329   $   677,995
                                                                                                      ============  ============

                                                    LIABILITIES AND STOCKHOLDERS' DEFECIT
                                                   --------------------------------------

CURRENT LIABILITIES
-------------------

Accounts payable                                                                                          158,198        95,441
Accounts payable to related parties                                                                        94,898       155,466
Accrued liabilities                                                                                        18,854        10,838
Accrued interest on bonds                                                                                  23,514         7,460
Payable - related party                                                                                   380,439       298,654
Work In Progress Deposits                                                                                  26,623             -
                                                                                                      ------------  ------------

     Total current liabilities                                                                        $   702,526   $   567,859
                                                                                                      ------------  ------------

LONG TERM LIABILITIES
---------------------

Convertible debenture bonds                                                                               100,000       240,000
                                                                                                      ------------  ------------

     Total long term liabilities                                                                      $   100,000   $   240,000
                                                                                                      ------------  ------------

     TOTAL LIABILITIES                                                                                $   802,526   $   807,859
                                                                                                      ------------  ------------

                                                            STOCKHOLDERS' EQUITY
                                                            --------------------


STOCKHOLDERS' DEFICIT
----------------------

Common stock, $.001 par value, 100,000,000 authorized
Shares issued and outstanding as of December 31, 2000      23,808,816                                                    23,809
Shares issued and outstanding as of September 30, 2001. . .30,926,892                                      30,927
Additional paid in capital                                                                             11,387,905     9,936,204
Allowance for prepaid Stock Compensation                                                                  (41,877)   (1,258,045)
Accumulated Other Comprehensive Income, net of tax
Net unrealized gains (losses) on marketable equity securities                                            (392,000)            -
Deficit accumulated during the development stage                                                       (6,203,269)   (6,203,269)
Retained earnings                                                                                      (5,268,883)   (2,628,563)

     Total stockholders' deficit                                                                      $  (487,197)  $  (129,864)
                                                                                                      ------------  ------------

     TOTAL LIABILITIES AND DEFICIT                                                                    $   315,329   $   677,995
                                                                                                      ============  ============

See accompanying notes to the financial statements


                                                      E-REX, INC.
                                               STATEMENT OF OPERATIONS
                               FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2001 AND 2000
                            AND FOR THE THREE MONTHS ENDING SEPTEMBER 30, 2001 AND 2000

                                                      NINE MONTHS    NINE MONTHS   THREE MONTHS   THREE MONTHS
                                                         ENDED         ENDED          ENDED         ENDED
                                                        30-SEP         30-SEP        30-SEP        30-SEP
                                                         2001           2000          2001          2000
                                                     -----------   ------------  ------------  --------------

REVENUE . . . . . . . . . . . . . . . . . . . . . .  $    69,489   $     7,526   $    31,972   $      7,524
---------------------------------------------------  ------------  ------------  ------------  --------------

COST OF SALES . . . . . . . . . . . . . . . . . . .      (66,321)            -       (28,571)             -
---------------------------------------------------  ------------  ------------  ------------  --------------

GROSS PROFIT. . . . . . . . . . . . . . . . . . . .        3,168         7,526         3,401          7,524
---------------------------------------------------  ------------  ------------  ------------  --------------

EXPENSES
---------------------------------------------------

General and administrative. . . . . . . . . . . . .   (2,462,981)   (5,401,814)     (652,574)    (2,227,356)
Research and development. . . . . . . . . . . . . .     (134,484)            -       (63,295)             -
                                                     ------------  ------------  ------------  --------------

Total expenses. . . . . . . . . . . . . . . . . . .   (2,597,465)   (5,401,814)     (715,869)    (2,227,356)
                                                     ------------  ------------  ------------  --------------

LOSS FROM OPERATIONS. . . . . . . . . . . . . . . .   (2,594,297)   (5,394,288)     (712,468)    (2,219,832)
---------------------------------------------------  ------------  ------------  ------------  --------------

OTHER INCOME
---------------------------------------------------

Interest Expense. . . . . . . . . . . . . . . . . .      (46,023)            -       (15,131)             -
                                                     ------------  ------------  ------------  --------------

INCOME (LOSS) BEFORE INCOME TAXES . . . . . . . . .  $(2,640,320)  $(5,394,288)  $  (727,599)   $(2,219,832)
---------------------------------------------------
Income Taxes. . . . . . . . . . . . . . . . . . . .            -             -             -              -
                                                     ------------  ------------  ------------  --------------

NET INCOME (LOSS) . . . . . . . . . . . . . . . . .  $(2,640,320)  $(5,394,288)  $  (727,599)   $(2,219,832)
---------------------------------------------------   ============ ============  ============  ==============


EARNINGS (LOSS) PER SHARE
Weighted average
Number of shares Outstanding. . . . . . . . . . . .   26,447,106    18,607,310    28,891,903     18,607,310

Basic EPS . . . . . . . . . . . . . . . . . . . . .  $     (0.10)  $     (0.29)  $     (0.03)  $      (0.12)
                                                     ============  ============  ============  ==============

Weighted average
Number of shares on a Fully Diluted Basis . . . . .   26,447,106    18,607,310    28,891,903     18,607,310

Fully Diluted EPS . . . . . . . . . . . . . . . . .  $     (0.10)  $     (0.29)  $     (0.03)  $      (0.12)
                                                     ============  ============  ============  ==============

See accompanying notes to the financial statements


                                                            E-REX, INC.
                                         STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                          FOR THE PERIOD ENDING SEPTEMBER 30, 2001, JUNE 30, 2001 AND DECEMBER 31, 2000

                                                                                       ADDITIONAL
                                                                  COMMON     STOCK      PAID-IN      ACCUMULATED
                                                                  SHARES     AMOUNT     CAPITAL        DEFICIT      TOTAL
                                                               -----------  --------  -----------   ----------   -----------

Balance, December 31, 1999. . . . . . . . . . . . . . . . . .  15,701,832    15,702       708,799     (788,979)      (64,478)
                                                               -----------  --------  ------------  -----------  ------------

Common shares issued
for cash. . . . . . . . . . . . . . . . . . . . . . . . . . .   3,290,000     3,290       325,710                    329,000

Common shares issued for
services and compensation . . . . . . . . . . . . . . . . . .   9,386,667     9,387     8,069,873                  8,079,260

Common shares issued
for consulting services . . . . . . . . . . . . . . . . . . .     311,263       311       127,307                    127,618

Common shares issued
as Settlement Agreement . . . . . . . . . . . . . . . . . . .   1,096,670     1,097       448,537                    449,634

Allowance for prepaid
stock compensation                                                                                                (1,258,045)

Common shares issued in
exchange of shares as
an investment . . . . . . . . . . . . . . . . . . . . . . . .   1,000,000     1,000       399,000                    400,000

Common shares purchased
as treasury stock . . . . . . . . . . . . . . . . . . . . . .  (6,977,616)   (6,978)     (143,022)                  (150,000)

Net loss for the period                                                                             (8,042,853)   (8,042,853)
                                                               -----------  --------  -----------  -----------  ------------

Balance, December 31, 2000. . . . . . . . . . . . . . . . . . $23,808,816   $23,809   $ 9,936,204  $(8,831,832)   $ (129,864)
                                                               -----------  --------  ------------ ------------  ------------

Common shares issued. . . . . . . . . . . . . . . . . . . . .   3,103,375     3,103       811,615                    814,718
for consulting services

Common shares issued. . . . . . . . . . . . . . . . . . . . .     600,000       600       119,400                    120,000
in Conversion of Accounts Payable

Common shares issued. . . . . . . . . . . . . . . . . . . . .     136,917       137        31,138                     31,275
for Software Research & Development

Charge for prepaid Stock Compensation                                                                              1,258,045

Accumulated Other Comprehensive losses, net of tax                                                    (386,000)     (386,000)
Net unrealized gains (losses) on marketable equity securities

Net loss for the period                                                                             (1,912,721)   (1,912,721)
                                                               -----------  --------  -----------  -----------  ------------

Balance, June 30, 2001    . . . . . . . . . . . . . . . . . . $27,649,108   $27,649   $10,898,357 $(11,130,553)   $ (204,547)

Common shares issued
for consulting services . . . . . . . . . . . . . . . . . . .   2,069,212     2,069       285,757                    287,826

Common shares issued
in Conversion of Convertible Debentures . . . . . . . . . . .     280,000       280       139,720                    140,000

Common shares issued
For Cash                                                          928,572       929        64,071                     65,000

Prepaid Stock Compensation issued during the period                                                                  (41,877)

Accumulated Other Comprehensive losses, net of tax
Net unrealized gains (losses) on marketable equity securities                                           (6,000)       (6,000)

Net loss for the period                                                                               (727,599)     (727,599)
                                                               -----------  --------  -----------  -----------  -------------

Balance, September 30, 2001. . . . . . . . . . . . . . . . . . 30,926,892    30,927    11,387,905  (11,864,152)     (487,197)
                                                               ===========  ========  ============  ===========  ============

See accompanying notes to the financial statements


                                            E-REX, INC.
                                     STATEMENT OF CASH FLOWS
               FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000

                                                            NINE MONTHS   NINE MONTHS
                                                               ENDED         ENDED
CASH FLOWS FROM (FOR)                                         30-SEP        30-SEP
OPERATING ACTIVITIES                                           2001          2000
--------------------                                        ------------  -----------

Net (Loss).        . . . . . . . . . . . . . . . . . . . .  $(2,640,320)  $(5,394,288)
                                                            ------------  ------------
Adjustments to reconcile net loss to
to net cash provided by
operating activities:

Stock issued for Services. . . . . . . . . . . . . . . . .    1,060,242     4,910,113
Stock Issued for Research & Development. . . . . . . . . .       31,275       124,595
Stock Issued in conversion of Accts Payable                     120,000             -
Amortization of stock issued for services in prior period.    1,258,470             -
Depreciation expense . . . . . . . . . . . . . . . . . . .       24,761             -
(Increase) Decrease in
  Accounts receivable. . . . . . . . . . . . . . . . . . .       13,632        (7,524)
  Accounts receivable from related parties . . . . . . . .       (2,857)            -
  Prepaid professional Fees and Expenses . . . . . . . . .      (30,906)            -
Increase (Decrease) in
  Accounts payable . . . . . . . . . . . . . . . . . . . .       (2,189)            -
  Accrued liabilities. . . . . . . . . . . . . . . . . . .        8,016       125,624
  Accrued Bond Interest. . . . . . . . . . . . . . . . . .       16,054             -
  Work In Progress Deposits. . . . . . . . . . . . . . . .       26,623             -
  Deposits & Retainers . . . . . . . . . . . . . . . . . .            -             -
  Other. . . . . . . . . . . . . . . . . . . . . . . . . .            -           207
                                                            ------------  ------------

Total adjustments to net income (loss) . . . . . . . . . .    2,527,499     5,153,015

Net cash provided by (used in)
operating activities . . . . . . . . . . . . . . . . . . .     (112,821)     (241,273)

CASH FLOWS FROM (FOR)
INVESTING ACTIVITES
---------------------

Divedepot.com stock received in payment of AR. . . . . . .       (2,000)            -
Purchase of furniture, Equipment & Software                     (37,570)      (43,914)
                                                            ------------  ------------
Net cash flows provided by (used in)
investing activities . . . . . . . . . . . . . . . . . . .      (39,570)      (43,914)

CASH FLOWS FROM (FOR)
FINANCING ACTIVITIES
----------------------

Proceeds from loan from related party. . . . . . . . . . .       81,785       480,232
Proceeds from issuance of stock. . . . . . . . . . . . . .       65,000       249,000
Payment on loan. . . . . . . . . . . . . . . . . . . . . .            -      (314,000)
Purchase of treasury stock . . . . . . . . . . . . . . . .            -      (150,000)
                                                            ------------  ------------

Net cash provided by financing activities. . . . . . . . .      146,785       265,232
                                                            ------------  ------------

CASH RECONCILIATION
-------------------

Net decrease in cash.            . . . . . . . . . . . . .       (5,606)      (19,955)
Cash at beginning of period. . . . . . . . . . . . . . . .       19,948        22,006
                                                            ------------  ------------

CASH BALANCE AT END OF PERIOD. . . . . . . . . . . . . . .  $    14,342   $     2,051
-------------------------------                             ============  ============

See accompanying notes to the financial statements


                                   E-REX, INC.
                                   FORM 10-QSB

                                    NOTES TO
                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001

1.     Summary  of  Significant  Accounting  Policies:

Nature of Operations - E-Rex, Inc. (the "Company"), a Nevada corporation, was incorporated on August 26, 1986 as P.R. Stocks, Inc. On February 26, 1992, the Company changed its name to National Health & Safety Corporation. On November 12, 1992, the Company changed its name to Medgain International Corporation. On June 20, 1994 the Company changed its name to E-Rex, Inc. On February 20,
1999  the  Company  entered  into  a  business  combination (see Note 5).  Until
September of the year 2000, the Company had no material revenues and was considered to be in the development stage. The Company now operates an Internet web hosting service. The Company continues its development of computer hardware and software products that it intends to sell.

Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Earnings (Loss) Per Share - Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement No. 128, "Earnings per Share". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Basis of Accounting - The Company's financial statements are prepared in accordance with generally accepted accounting principles.

Revenue Recognition -The Company performs all services or delivers all products prior to recognizing revenue. Monthly services are considered to be performed ratably over the term of the arrangement. Professional consulting services are considered to be performed when the services are complete. Fees for certain monthly services, including certain portions of networking, web hosting, and e-mail services, are variable based on an objectively determinable factor such as usage. Such factors are included in the written contract such that the customer's fee is determinable. The customer's fee is negotiated at the outset of the arrangement and is not subject to refund or subject to adjustment during the initial term of the arrangement.

The Company determines that collectibility is reasonably assured prior to recognizing revenue. Collectibility is assessed on a customer by customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer's financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectibility is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectibility is not reasonably assured, revenue is recognized on a cash basis.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income Taxes - The Company records its income tax provision in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes."

Functional Currency - All amounts in the Company's financial statements and related footnotes are stated in U.S. dollars. The Company had no significant gain or losses from foreign currency conversions. The Company has closed its foreign bank accounts during the year 2000 and now operates using U.S. currency.

Property and Equipment - Depreciation and amortization is computed by the straight line method with the following recovery periods:

         Office  equipment  and  software             3-5  Years
         Furniture                                    5-7  Years

Maintenance and repairs are charged to expense as incurred; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income. No depreciation is recorded on property and plant left idle.

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires securities which are available-for-sale to be carried at fair value, with changes in fair value recognized as a separate component of stockholders' equity.

Realized gains and losses are determined on the basis of specific identification. Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

Non-marketable securities-The Company accounts for investments for which the Company does not have the ability to exercise significant influence or for which there is not a readily determinable market value, under the cost method of accounting. Additionally, certain securities are restricted and are not transferable.

The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting and as of September 30, 2001, such investments were recorded at the lower of cost or estimated net realizable value.

2.     Basis  of  Presentation  as  a  Going  Concern:

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss for the period from inception (August 26, 1986) to September 30, 2000 (the Company's development stage). The Company continues to operate at a loss. This factor, among others, raises substantial doubt as to the Company's ability to continue as a going concern.

The Company's management intends to raise additional operating funds through equity and/or debt offerings and revenue from its new operation. However, there can be no assurance management will be successful in its endeavors.

3.     Income  Taxes:

The Company records its income tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires the use of the liability method of accounting for deferred income taxes.

Since the Company has not generated cumulative taxable income since inception, no provision for income taxes has been provided. At Sept 30, 2001, the Company did not have significant tax net operating loss carry forwards (tax benefits resulting from losses for tax purposes have been fully reserved due to the uncertainty of a going concern). At September 30, 2001 the Company did not have any significant deferred tax liabilities or deferred tax assets.

4.     Development  Stage  Company:

During the year 2000, the Company's management determined that the Company is no longer in the development stage. It continues to develop computer hardware and software components, but has added the service of internet web hosting, design and consulting as part of its current and ongoing operations.

A development stage company is one for which principal operations have not commenced or principal operations have generated an insignificant amount of revenue. Management of a development stage company devotes most of its activities to establishing a new business. Operating losses have been incurred through September 30, 2001, and the company continues to use, rather than provide, working capital for the development of computer hardware and software. Although management believes that it is pursuing a course of action that will provide successful future operations, the outcome of these matters is uncertain. The Company continues this development and has now started operations in the Internet web hosting, design and consulting industry.

5.     Business  Combination:

On February 20, 1999 the Company entered into a merger agreement with Plantech Communications Systems, Inc. ("Plantech"), a privately held British Columbia, Canada, Corporation. Plantech is a development stage enterprise in the software, computer and internet area. From inception in 1992 to date Plantech has had no revenues.

Under the terms of the merger agreement, Plantech shareholders received one share of the Company's common stock for each outstanding share of Plantech stock. The Company issued 8,137,616 shares of its common stock in exchange for all the Plantech common shares outstanding as of February 20, 1999.

The above business combination was accounted for under the purchase method. There was no significant difference between the purchase cost and the fair value of net assets/liabilities acquired, thus no goodwill was recorded. Plantech's results of operations are included in the Company's statement of operations from the date of merger, February 20, 1999. The following table sets forth certain results of operations for the periods presented as if the Plantech business combination had been consummated on the same terms at the Plantech inception in 1992.

                                                                     Inception
                                    Jan. 1, 1999                     (8/26/86)
                                     To Feb. 20,                     To Dec. 31,
                                        1999                            1999
                                    -------------                  -------------

     Revenues                       $       --                   $       --
     Net  (Loss)                    $   (230,954)                $   (616,086)

6.     Litigation:

On August 4, 2000, Crusader Capital Group, Inc. filed a complaint against the company in civil action number CV-N-411-DWH-RAM in the United States District Court for the district of Nevada. A settlement agreement has been reached and the Company has issued a total of 166,667 shares of restricted common stock that was delivered to Crusader Capital Group, Inc. in conjunction with the final settlement agreement.

In January, 2000 the Board of Directors resolved to settle a British Columbia Supreme Court action brought against the Company for an unpaid vendor bill for $25,000.00. The Company also accepted from the same vendor a return of 50,000 shares of the Company stock that the vendor held.



7.     Related  Party  Transactions:

On September 1, 2000 the Company completed the purchase of assets from Webulate LLC. The assets include software, equipment and stock in DiveDepot.Com, Inc. The transaction was completed with $40,000 in cash and $200,000 in Convertible Debenture Bonds for a total value of $240,000. The President of the Company, Mr. Dilley, is also on the Board of Directors of DiveDepot.Com, Inc.

The Company entered into an agreement on January 21, 2000 with International Investment Banking, Inc. ("IIBI") whereby IIBI will serve as senior management of the Company for an initial term of two years unless further extended by mutual agreement of the parties. The Chairman of the Company, Donald A. Mitchell, also controls IIBI. Pursuant to the agreement, IIBI receives $10,000 per month and reimbursement of normal business expenses that it incurs on behalf of the Company and certain expenses of individual consultants that IIBI assigns to carry out the duties and responsibilities of IIBI. Thereafter the annual compensation shall increase at a rate of 20% per year. In addition to monthly compensation, IIBI or Mr. Mitchell may be entitled to receive an annual bonus as determined by the Company's Board of Directors payable in common stock or cash. Mr. Mitchell was granted 2,000,000 shares of common stock representing 1,000,000 common shares for each year of IIBI's engagement. As an addendum to this agreement, IIBI was directed on the Company's behalf to execute the following:
Purchase 8,237,616 shares of stock from two of the Company's former directors for $250,000; issue 6,000,000 shares of stock to Stockbroker Relations, Inc. per an investor relations contract; and issue IIBI 1,000,000 shares of restricted common stock. On February 28, 2001 the board of Directors issued 600,000 restricted shares under Regulation D to IIBI in satisfaction of an outstanding debt of $120,000. This service agreement was terminated by mutual agreement on June 30, 2001.

At Sept 30, 2001 the Company has an amount of $94,898 outstanding to ("IIBI") for services that is comprised of $10,548 in interest accrued on the demand loan payable to ("IIBI") and $84,350 for management related services.

The Company entered into an agreement on September 11, 2000 with International Investment Banking, Inc. ("IIBI") whereby IIBI provides the company with a credit line financing on a demand basis with interest accruing at prime rate plus 4%. This loan has a balance of $380,439 and $298,654 at September 30,2001 and December 31, 2000 respectively.

The Company made an investment in Ultimate Franchise Systems, Inc. (USFI) on August 1, 2000 in an exchange of 1,000,000 shares of the Company's stock valued at $400,000 for 1,000,000 shares of common stock in USFI and other consideration, valued at $400,000. Further to the agreement the Company will develop a home delivery web site and on-line ordering system for a fee of $75.00 per unit per month in approximately 300 restaurants, plus a royalty of 5% of on-line gross sales.

On February 22, 2001 the Company issued 75,000 shares of common stock to Jeffrey Harvey, a director and officer, for legal services valued at $15,000, and 75,000 shares of common stock to Carl Dilley, for management services valued at
$28,500.   The  issuances  were  registered  on  Form  S-8.

On June 12, 2001 the Company issued 85,714 shares of common stock to Jeffrey Harvey, a director and officer, for legal services valued at $36,857, and 162,857 shares of common stock to Carl Dilley, for management services valued at $70,029, and 115, 000 shares of common stock to Brian Lebrecht, the attorney for the corporation, for legal services valued at $49,450. The issuances were registered on Form S-8.

On August 13, 2001 the Company issued 166,667 shares of common stock to Jeffrey Harvey, a director and officer, for legal services valued at $26,667, and 279,167 shares of common stock to Carl Dilley, for management services valued at $70,029, and 250,000 shares of common stock to Brian Lebrecht, the attorney for the corporation, for legal services valued at $40,000. The issuances were registered on Form S-8.

The Company assumed a promissory note payable to Valcom Ltd, a West Vancouver, British Columbia Company, dated March 15, 1997 in the amount of $6,450 with no interest stated. This note was assumed by the Company from the merger as described in footnote 5. The Company has also entered into an agreement for design and integration work with Valcom Ltd, an entity controlled by a shareholder of the Company, Paul R. MacPherson, who was also a director of the Company at the time the agreement was entered into. The Company continues an ongoing relationship with Valcom Ltd. in that the Company uses Valcom Ltd. as its resource for research and development of its computer hardware and software product development along with a company by the name of Riotech.

8.     Convertible  Debenture  Bonds:

Refer to Footnote 7 with regard to bonds issued to related parties. These convertible debentures mature July 1, 2002 are convertible anytime at the holders option on the basis of 1 common share for each $.50 of debenture par value converted. The debentures accrue interest at the rate of 10% per annum. On August 1, 2001 $140,000 principal of convertible debentures was converted to 280,000 common shares of E-rex, Inc.

9.     Stockholders'  Equity:

Refer  to  Footnote  7  with  regard  to  equity  changes  with related parties.

On November 20, 2000, the board of directors declared 1,096,670 restricted common shares to be issued, a value of $449,537, for the purpose of settling with shareholders that had asserted that the Company had originally issued the shareholders stock that was stated to be free trading shares. The shares were issued under a Regulation D section 144 filing. In addition to the shares issued were 3,290,000 options to purchase shares of the Company's common stock at an exercise price of $1.00 that expire on November 21, 2002. The Company's management disagreed with the assertion, but decided to settle with the relevant shareholders through the issuance of additional shares and options as noted above. As noted in Footnote 6, Crusader Capital Group, Inc., accepted as settlement the 166,667 shares, which have been issued and accounted for.

Stock options have been granted by the Company to directors and officers with an expiration date of November 21, 2002. The stock options were issued November 21, 2000 with 325,000 options excercisable at $.40 per share and 325,000 options excercisable at $.75 per share.

Stock options have been granted by the Company to Ultimate Franchise Systems Inc., to purchase 3,000,000 shares of E-Rex common stock at an exercise price equal to the average of the closing ask price plus $.01, as quoted on the NASD over-the counter bulletin board for the five trading days immediately preceding the closing.

700,000 options were issued to Corporate Service Providers Inc. for the purpose of providing investment banking services to the company. Terms as per corporate resolution dated 8/1/00 as follows:

     Exercisable  at  $1.00  during  the  1st  12  months  from  date  of issue.
     Exercisable  at  $1.50  during  the  2nd  12  months  from  date  of issue.

Options are callable with a 21 day notification by the company if the stock trades for 20 consecutive business days at a 50% premium to the exercise price.

500,000 options were issued to Crusader Capital Group as an inducement to settle the suit detailed in Footnote 6. The options are exercisable at $1.00 during the 24 months from date of issue.

E-Rex has also offered $1,000,000 in units of the company's securities pursuant to its Memorandum of terms dated June 21, 2000. The units consist of either a Series A 10% Convertible Debenture or a Series B 10% Convertible Debenture together with 50,000 attached warrants to purchase common stock at an exercise price of $1.00 per share and a two year expiration. The Company has issued $240,000 of these bonds, $200,000 of which were in exchange for assets purchased in the Webulate LLC transaction. The transaction is not a public offering as defined in section 4(2) of the Securities Act of 1933, and accordingly, the units will not be registered under the Act or laws of any state but are being offered pursuant to exemptions from registration.

On February 22, 2001 the board of Directors issued 223,529 free trading shares under Regulation S in exchange for services valued at $44,706.

On February 22, 2001 the board of Directors issued 75,000 free trading shares under Regulation S to Jeffrey Harvey, a director and officer, under Regulation S in exchange for legal services valued at $15,000.

On February 22, 2001 the board of Directors issued 75,000 free trading shares under Regulation S to Carl Dilley, an employee, director and officer, under Regulation S in exchange for management services valued at $28,500.

On February 22, 2001 the board of Directors issued 120,000 free trading shares under Regulation S in exchange for Software Research and development valued at $24,000.

On February 28, 2001 the board of Directors issued 600,000 restricted shares under Regulation D to IIBI in satisfaction of debt valued at $120,000.

On March 1, 2001 the board of Directors issued 100,000 free trading shares under Regulation S valued at $20,000 and 100,000 options which terms are to be decided by the board of directors upon implementation of the employee stock option plan to Jeffrey Harvey, a director and officer, pursuant to an agreement for legal services.

Per a one year investor relations contract dated March 23, 2000, 6,000,000 shares of stock were issued to Stockbroker Relations, Inc. At December 31, 2000 an unexpensed balance of $1,258,045 in prepaid stock compensation for services was carried in the equity of the company. This amount was expensed during the first quarter of 2000 and subsequently removed from the stockholders equity of the company.

On April 2, 2001 the board of Directors issued 346,153 restricted shares to Action Stocks, Inc and James Williams under Regulation D in exchange for investor relations services valued at $58,846. Under terms of the 12 month agreement Action Stocks, Inc. will provide services to the company including website marketing, email services, direct client promotion, investor relations, affiliate promotions, research reports, and promotional spots on radio shows.

On May 1st, 2001 the board of Directors issued 1,100,000 restricted shares to Big Apple Consulting U.S.A., Inc. under Regulation D in exchange for investor relations services valued at $209,000. The agreement requires a further 100,000 restricted shares to be issued on the first of every month for the next 5 months of the agreement. Under terms of the 6 month agreement Big Apple Consulting
U.S.A., Inc. will provide stock broker relations services to the company including, direct broker promotion, investor relations including conference calls, and investor lead management. In addition to the compensation provided for the agreement, throughout the term of this Agreement, Big Apple shall be eligible to receive a bonus in the form of callable warrants based on its performance in the 90 day period beginning on the Effective Date and in each 90 day period thereafter (each, a "Bonus Period"). Big Apple's eligibility to
                                     ------------
receive warrants, if any, shall be based on the Average Closing Share Bid Price (the "ACSBP") for the twenty-one (21) trading days ending on the last day of
       -----
each Bonus Period. The number of warrants, if any, to be issued to Promoter for a Bonus Period shall be determined as follows:

If the ACSBP equals or exceeds:     Promoter shall receive:      Exercisable at:
------------------------------      ----------------------       --------------

     $0.25  per  share                    175,000              $0.17  per  share
     $0.40  per  share                    100,000              $0.25  per  share
     $0.50  per  share                    100,000              $0.40  per  share

On August 23, 2001 E-Rex, Inc. terminated the services and marketing agreements with Big Apple Consulting U.S.A., Inc. for breach of contract.

On May 1st the board of Directors issued 100,000 free trading shares under Regulation S to Jeffrey Harvey, a director and officer, under Regulation S in exchange for legal services valued at $20,000.

On May 25th the board of Directors issued 195,000 restricted shares to Big Apple Consulting U.S.A., Inc. under Regulation D in exchange for marketing services valued at $39,000. Under terms of the 6 month agreement Big Apple Consulting U.S.A., Inc. will provide marketing services to the company in order to introduce the Dragonfly product into the Northern European Market. The services rendered will include a market study and analysis, introduction to major wireless and other telecom entities that may have an interest in purchasing, distributing manufacturing the Dragonfly. The agreement calls for the payment of pre-approved expenses and a 5% commission on sales effected by the consultant. This agreement was terminated on August 23, 2001.

On June 1st, 2001 the board of Directors issued 100,000 restricted shares to Big Apple Consulting U.S.A., Inc. under Regulation D in exchange for investor relations services valued at $20,000 as part of the services agreement executed May 1, 2001.

On June 12th, 2001 the board of Directors issued 85,714 free trading shares under Regulation S to Jeffrey Harvey, a director and officer, under Regulation S in exchange for legal services valued at $36,857.

On June 12th, 2001 the board of Directors issued 162,857 free trading shares under Regulation S to Carl Dilley, an employee, director and officer, under Regulation S in exchange for management services valued at $70,029.

On June 12th, 2001 the board of Directors issued 173,824 free trading shares under Regulation S in exchange for legal services valued at $74,744.

On June 12th, 2001 the board of Directors issued 70,000 free trading shares under Regulation S in exchange for accounting services valued at $30,100.

On June 12th, 2001 the board of Directors issued 154,286 free trading shares under Regulation S in exchange for marketing services valued at $66,343.

On June 12th, 2001 the board of Directors issued 171,429 free trading shares under Regulation S in exchange for web site development and R & D software services valued at $73,714.

On July 30th, 2001 the board of Directors issued 200,000 restricted shares to Big Apple Consulting U.S.A., Inc. under Regulation D in exchange for investor relations services valued at $38,000 as part of the services agreement executed May 1, 2001.

On August 7th, 2001 the board of Directors issued 40,000 restricted shares under Regulation S in exchange for advisory board member services valued at $66,343.

On August 13th, 2001 the board of Directors issued 279,167 free trading shares to Carl Dilley, an employee, director and officer, under Regulation S in exchange for management services valued at $44,667.

On August 13th, 2001 the board of Directors issued 166,667 free trading shares to Donald Mitchell, a director, under Regulation S in exchange for management services valued at $26,667.

On August 13th, 2001 the board of Directors issued 166,667 free trading shares to Jeffrey Harvey, a director, under Regulation S in exchange for management services valued at $26,667.

On August 13th, 2001 the board of Directors issued 467,187 free trading shares under Regulation S in exchange for marketing and web site design services valued at $74,750.

On August 13th, 2001 the board of Directors issued 107,812 free trading shares under Regulation S in exchange for legal services valued at $40,000.

On August 14th, 2001 the board of Directors issued 280,000 free trading shares in conversion of the principle amount of $140,000 in convertible debentures.

On September 9th, 2001 the board of Directors issued 928,572 restricted shares to Mr. Terry Shores for $65,000 in cash.

On September 28th, 2001 the board of Directors issued 499,524 free trading shares under Regulation S in exchange for marketing and stock exchange listing services valued at $29,476.

10.     Other  Agreements

On March 1, 2001 the Company entered into an engagement agreement with Riotech, LLC to provide internet website development, on-line marketing services, e-commerce services and back office systems services to third-party clients of the Company. Under the terms of this 24-month agreement, Riotech, LLC will be compensated at the rate of 70% of the gross amount of any services provided to end customers of the Company. Riotech will manage and provide project managers and development staff on an exclusive basis for all projects undertaken during the term of the agreement, and will also supply 300 hours of work towards the development of the Company's proprietary websites and systems.

On June 15, 2001 the company entered into an agreement with Anne Balduzzi to develop a sales and marketing plan for the Dragonfly and strategy for introducing the Dragonfly into the marketplace. The study will include researching overall consumer sales and distribution markets (wholesale, retail, OEM and otherwise) for the Dragonfly, and preparing a report of its research results and a strategic plan for introducing and distributing the Dragonfly into and throughout appropriate markets and market segments. The agreement calls for the payment of pre-approved expenses.

On August 2, 2001 the company entered into an agreement with Steve Marinkovich to act as a Senior Technology and Network Systems Consultant for Erex and assist them with the following: Designing their network architecture for wireless data flow to and from mobile Dragonfly units to Erex hosted back-end or customer centric systems as required. Designing and recommending complete "end-to-end" solutions where Erex fully hosts the connectivity and back-end systems for Dragonfly connectivity and document transfer, hosts a wireless gateway to the Internet and a customer's back-end system or provides recommendation on software that allows customers to host in-house systems for data transfer. Recommend software required to create the "end-to-end" solutions for each of the transmission scenarios above. This will include mobile software, as well as any required backend, middleware, transaction, and portal server software. Recommend a Security Infrastructure for their network as well as security options for secure data transmission from the Dragonfly. Assist Erex in choosing the necessary hardware infrastructure components and suitable configurations. Assist Erex in providing technical explanations to its customers and investors regarding the potential uses of the Dragonfly and the Erex network as required.

11.     Concentrations  of  risk:

Other than capital financing, the Company relies principally on operating revenue from internet web hosting, design, and consulting services. Development of computer hardware and software products continues, but is not funded by the Company's current operations.

12.     Required  Cash  Flow  Disclosure:

The Company had no interest income and income taxes paid for the nine-month period ending September 30, 2001.

For the nine months ending September 30, 2001, the Company entered into agreements for non-cash exchanges of stock for services totaling $1,102,545.

For the nine months ending September 30, 2001, the Company entered into agreements for non-cash exchanges of free trading shares of stock for software research and development valued at $31,275.

For the nine months ending September 30, 2001, the Company converted $140,000 principle of convertible debentures to 280,000 free trading common shares of E-rex, Inc.

For the nine months ending September 30, 2001, the Company entered into agreements for non-cash exchanges of stock for accounts payable satisfaction totaling $120,000.

For the nine months ending September 30, 2001, the Company issued stock for cash totaling $65,000.

ITEM  2     MANAGEMENTS  DISCUSSION  AND  ANALYSIS  OR  PLAN  OF  OPERATION

QUALIFIED  REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     Our independent accountant has qualified his report. They state that the audited financial statements of E-Rex, Inc. for the period ending December 31, 2000 have been prepared assuming the company will continue as a going concern.
They note that the significant losses of our company as of December 31, 2000 raise substantial doubt about our ability to continue in business.

RESULTS  OF  OPERATIONS

     The Company had significant losses of $727,599 for the three month period ended September 30, 2001, as compared to $2,219,832 for the three month period ended September 30, 2000, and losses of $2,640,320 for the nine month period ended September 30, 2001. The reduction in losses for this quarter as compared to the same quarter of last year is due primarily to the reduction in general and administrative expenses associated with restructuring and changing management. Losses have been funded by the sale of additional securities and the issuance of stock for services. We expect losses to continue and have no firm commitments or sources of long-term capital.

     The Company intends to pursue its business plan and meet its reporting requirements utilizing cash made available from the private and future public sale of its securities as well as income for the Internet consulting division of the Company. The Company's management is aggressively pursuing relationships and markets for this division and is of the opinion that revenues from the sales of its securities will be sufficient to pay its expenses until its business operations create positive cash flow. The Company does not currently have sufficient capital to continue operations for the next twelve months and will have to raise additional capital to meet its business objectives as well as 1934 Act reporting requirements.

     On a long-term basis, the Company's liquidity is dependent on revenue generation, additional infusions of capital and potential debt financing. Company management believes that additional capital and debt financing in the short term will allow it to pursue its business plan and thereafter result in revenue and greater liquidity in the long term. However, we currently have no arrangements for such financing and there can be no assurance that the Company will be able to obtain the needed additional equity or debt financing in the future.

Revenue

     The Company's total revenue for the three month period ended September 30, 2001 was $31,972 all of which was earned from web site design and consulting services rendered by the Company. The cost of sales for this period was $28,571, resulting in gross profit of $3,401 for the three month period. The Company reported revenues of $7,524 for the same period in 2000. The company reported revenue of $35,976 for the year ended December 31, 2000 and did not have any revenues for the years ended December 31, 1999 and 1998.

     The Company's total revenue for the nine month period ended September 30, 2001 was $69,489, all of which were earned from web site design and consulting services rendered by the Company. The cost of sales for this period was $66,321, resulting in gross profit of $3,168. The Company reported revenues of $7,526 for the same period in 2000.

General  and  Administrative

     The Company's general and administrative expenses totaled $652,574 for the three month period ended September 30, 2001, as compared to $2,227,356 for the three month period ended September 30, 2000. Of the total general and administrative expenses, $287,826 is attributable to stock issued for services to various consultants, advisors, employees, and service providers to the Company. The substantial decline in operating expenses in the period ended September 2001 is due to final amortizing of accrued management fees expenses in the first quarter of 2001 in the amount of $1,258,045. These fees were related to the restructuring of the management team in early 2000 and are non-recurring. Because the Company does not have sufficient revenues or current assets to pay these providers in cash, it has continued to issue common stock for services, and anticipates that this pattern will continue during the coming year. The Company also recorded $63,295 in research and development expenses related to its Dragonfly product. No research and development expenses were recorded in the three month period ended September 30, 2000.

     The Company's general and administrative expenses totaled $2,462,981 for the nine month period September 30, 2001. Of the total general and administrative expenses, $1,102,544 is attributable to stock issued for services to various consultants, advisors, employees, and service providers to the Company. Because the Company does not have sufficient revenues or current assets to pay these providers in cash, it has continued to issue common stock for services, and anticipates that this pattern will continue during the coming year. The Company also recorded $134,484 in research and development expenses related to its Dragonfly product for the period.

Net  Losses

     Net losses for the three month period ended September 30, 2001 were $727,599 as compared to $2,219,832 for the three month period ended September 30, 2000, as a result of the change in general and administrative expenses as described above. The Company expects that it will continue to incur operating and net losses as a result of its insufficient revenue and continued issuance of stock for services.

     The loss per share for the quarter, based on a weighted average number of shares of 28,891,903 was $0.03 per share, compared with the loss per share of $0.12 based on a weighted average number of shares of 18,607,310 for the quarter ended September 30, 2000.

     Net losses for the nine months ended September 30, 2001 were $2,640,320. The loss per share, based on a weighted average number of shares of 26,447,106 was $0.10 per share, compared with the loss per share of $0.29 based on a weighted average number of shares of 18,607,310 for the period ended September 30, 2000.

Liquidity  and  Capital  Requirements

     The Company requires substantial capital in order to meet its ongoing corporate obligations and in order to continue and expand its current and strategic business plans. Working capital has been primarily obtained through the private placement of common stock. The web design and hosting business of the Company is in its infancy and is a minor part of the overall business. It is not expected that revenues from this area of the business will be sufficient in the near term to fund ongoing operations and development and the bringing to market of the Dragonfly.

     The Company's plans for manufacturing, sales and distribution of the Dragonfly are focused on establishing an OEM licensing agreement with one or more electronics manufacturers who have the available resources and wholesale and retail distribution channels to satisfactorily bring the product to market. The Company will therefore need available capital to complete the Dragonfly prototypes estimated at approximately $125,000 and an estimated additional $325,000 for product testing, packaging and consumer research prior to manufacturing. Capital to promote the product and accomplish the sales and marketing to the OEM entities is estimated at $1,000,000 over the next 12 months. Head office and corporate operations including salaries, rent, miscellaneous office expenses, investor relations, legal and accounting for the next 12 months is estimated at $650,000. The total capital requirement is therefore estimated at $2,100,000.

     It is anticipated that equity line from Swartz Private Equity, LLC, will be sufficient to meet those needs, however, there can be no assurance that the Company will be able to obtain the needed additional equity or debt financing in the future. In addition, the Swartz line of credit can only be utilized by the Company upon the effectiveness of this registration statement with the SEC, and then only if certain conditions are met and certain conditions precedent exist. It is possible that the company may not have sufficient capital to meet its short term requirements prior to the funding from the Swartz equity line becoming available and there is the potential due to market conditions that the amount of funding available under the Swartz financing agreement may be limited and not necessarily cover all operating and research and development expenses. The Company may also raise additional operating capital through other equity and/or debt offerings. However there can be no assurances that it will be successful in its endeavors.

     The Company received no proceeds from loans and cash from the issuance of stock of $65,000 for the quarter ended September 30, 2001 resulting in net cash provided by financing activities of $65,000. The Company received proceeds from loans of $81,785 during the nine month period ended September 30, 2001 resulting in net cash provided by financing activities of $146,875.

     The Company invested $31,275.00 in development of an on-line ordering system for the fast food franchise industry during the nine months ended September 30, 2001.

YOU  MAY  RELY  ON  THE INFORMATION          Dealer  Prospectus  Delivery
CONTAINED  IN  THIS  PROSPECTUS. WE          Obligation. Until  ________, 2002;
HAVE  NOT  AUTHORIZED  ANYONE  TO            all  dealers  that  effect
PROVIDE  INFORMATION DIFFERENT FROM          transactions  in these securities,
THAT  CONTAINED IN THIS PROSPECTUS.          whether  or  not participating  in
NEITHER  THE  DELIVERY  OF  THIS             this  offering, may be required to
PROSPECTUS NOR SALE OF COMMON STOCK          deliver  a  prospectus. This is in
MEANS THAT INFORMATION CONTAINED IN          addition to the dealers' obligation
THIS  PROSPECTUS  IS  CORRECT AFTER          to deliver a Prospectus when acting
THE  DATE  OF THIS PROSPECTUS. THIS          as underwriters and with respect to
PROSPECTUS  IS NOT AN OFFER TO SELL          their  unsold  allotments  or
OR  A  SOLICITATION  OF AN OFFER TO          subscriptions.
BUY  THESE  SHARES  OF  THE  COMMON
STOCK  IN  ANY  CIRCUMSTANCES UNDER
WHICH  THE OFFER OR SOLICITATION IS
UNLAWFUL.
                                _________________

                                TABLE OF CONTENTS

                                                Page
                                                ----
                                                             32,700,000 SHARES

Prospectus  Summary                              2
Risk  Factors                                    5
Use  of  Proceeds                               10
Selling  Security  Holders                      11              E-REX, INC.
Plan  of  Distribution                          16
Legal  Proceedings                              17
Directors, Executive Officers, Promoters
    and  Control  Persons                       18
Security Ownership of Certain Beneficial
    Owners  and  Management                     19
Description  of  Securities                     20
Interests  of  Experts  and  Counsel            20
Disclosure of Commission Position on
    Indemnification  For  Securities
    Act  Liabilities                            21       -----------------------
Description  of  Business                       22             PROSPECTUS
Management's Discussion and Analysis                     -----------------------
  or  Plan  of  Operation                       26
Description  of  Property                       30
Certain  Relationships
    and  Related  Transactions                  30
Market  for  Common  Equity
    and Related Stockholder Matters             33             __________, 2001
Executive  Compensation                         34
Changes  in  Accountants                        37
Available  Information                          37
Experts                                         38
Index  to  Consolidated  Financial
   Statements                                   38

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Article XI of our Bylaws provides that, to the fullest extent permitted by law, the Corporation shall indemnify and hold harmless its directors and officers for reasonable damages suffered by him in connection with his relationship with the Corporation. In addition, the Corporation shall have the power to buy, at this Corporation's expense, policies of insurance.

     Our Articles of Incorporation do not further address indemnification, and there are no resolutions of our shareholders or directors which address indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:



Registration Fees . . . . . . .  Approximately  $    250.00
Transfer Agent Fees . . . . . .  Approximately  $  1,500.00
Costs of Printing and Engraving  Approximately  $  5,000.00
Legal Fees. . . . . . . . . . .  Approximately  $200,000.00
Accounting Fees . . . . . . . .  Approximately  $  7,500.00
   Total                                        $214,250.00
                                                -----------


RECENT  SALES  OF  UNREGISTERED  SECURITIES

     In February 2000, the Company issued an aggregate of 170,000 shares of common stock, restricted in accordance with Rule 144, to nine individuals, each at a price of $0.10 per share for total consideration to the Company of $17,000. The issuances were exempt from registration pursuant to Rule 504 promulgated under Regulation D of the Securities Act of 1933.

     In March 2000, the Company issued 60,000 shares of common stock to Brenda Hamilton and 6,000,000 shares to Stockbroker Presentations, Inc., all restricted in accordance with Rule 144, for services rendered to the Company. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholders were accredited.

     In April 2000, the Company issued an aggregate of 3,290,000 shares of common stock, restricted in accordance with Rule 144, to nineteen individuals, each at a price of $0.10 per share for total consideration to the Company of $329,000. The issuances were exempt from registration pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933. In November 2000, the Company issued an aggregate of 930,003 shares of common stock, restricted in accordance with Rule 144, and options to acquire a total of 2,790,000 shares of common stock at an exercise price of $1.00 per share which expire on July 1, 2002, to eighteen of these individuals. The issuances were exempt from registration pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933. The issuances were made as additional consideration for delays related to misunderstandings and representations made to the investors by prior management.

     In July 2000 the Company issued a convertible debenture to Dale Sawyer in the face amount of $20,000. The debenture is convertible into 32,000 shares of common stock of the Company until July 1, 2002. The issuance was exempt from registration pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933.

     From July to November 2000, the Company issued options to acquire 790,000 shares of common stock at an exercise price of $1.00 per share to twelve individuals in exchange for services rendered to the Company. The options all expire on July 1, 2001. The issuances were exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 and the shareholders were accredited.

     In August and September 2000, the Company issued 1,000,000 shares of common stock to Corporate Service Providers, 100,000 shares to Ben Grocock, and 6,667 shares to K. Soderstrom, all restricted in accordance with Rule 144, for services rendered to the Company. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholders were accredited.

     In August and November 2000, the Company issued 20,000 shares of common stock to Jeffrey M. Harvey and 200,000 to Carl E. Dilley, restricted in accordance with Rule 144, for services rendered to the Company. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholders were accredited.

     In August 2000, the Company issued options to acquire 3,000,000 shares of common stock to Ultimate Franchise Systems, Inc. The options expire on July 27, 2002. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholder was accredited.

     In September 2000, the Company issued 1,000,000 shares of common stock to Ultimate Franchise Systems, Inc., restricted in accordance with Rule 144, as part of a stock exchange. The issuance was exempt from registration pursuant to
Section  4(2)  of the Securities Act of 1933 and the shareholder was accredited.

     In September 2000 the Company issued a convertible debenture to Webulate, LLC in the face amount of $200,000. The debenture is convertible into 400,000 shares of common stock of the Company until July 1, 2002. The issuance was exempt from registration pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933.

     In November 2000, the Company issued 166,667 shares of common stock, restricted in accordance with Rule 144, to Crusader Capital as consideration for the settlement of a lawsuit. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholder was accredited.

     In November 2000, the Company issued options to acquire a total of 650,000 shares of common stock to Donald A. Mitchell, Jeffrey M. Harvey, Carl E. Dilley, and Janet Williams in exchange for services rendered to the Company. One-half of the options have an exercise price of $0.40 per share, and the other half have an exercise price of $0.75 per share. All options expire on November 21, 2002. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the shareholders were accredited.

     In November 2000, the Company issued a convertible debenture to Ruth Beiler in the face amount of $20,000. The debenture is convertible into 40,000 shares of common stock of the Company until July 1, 2002. The issuance was exempt from registration pursuant to Rule 506 promulgated under Regulation D of the Securities Act of 1933.

     In December 2000 the Company issued warrants to acquire 2,700,000 shares of common stock to Swartz Private Equity, LLC as consideration for the equity line of credit provided by Swartz. The exercise price on the options is determined in accordance with a formula, and expire on September 22, 2007. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and the purchaser was an accredited investor.

     In February 2001, the Company issued 20,000 shares of common stock, restricted in accordance with Rule 144, to M. Wilson, an employee of the Company. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

     In April 2001, the Company issued 320,153 shares of common stock to Action Stocks, Inc. and 26,000 shares of common stock to James Williams, all restricted in accordance with Rule 144, as consideration for services rendered to the Company. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

     In May and June 2001, the Company issued 1,395,000 shares of common stock, restricted in accordance with Rule 144, to Big Apple Consulting U.S.A., Inc. as consideration under the Business Development Agreement. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

     In July 2001, the Company issued 200,000 shares of common stock, restricted in accordance with Rule 144, to Big Apple Consulting U.S.A., Inc. as consideration under the Business Development Agreement. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

     In August 2001, the Company issued 20,000 shares of common stock, restricted in accordance with Rule 144, to each of M. Balduzzi and A. Balduzzi as consideration under a services agreement. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

     In August 2001, the Company issued 280,000 shares of common stock, restricted in accordance with Rule 144, to Frank Horwich as consideration for the conversion of debt. The issuance was exempt from registration pursuant to
Section  4(2)  of  the  Securities  Act  of  1933.

     In September 2001, the Company issued 928,572 shares of common stock, restricted in accordance with Rule 144, to Terry Shores as consideration under a settlement agreement. The issuance was exempt from registration pursuant to
Section  4(2)  of  the  Securities  Act  of  1933.

     In October 2001, the Company issued 50,000 shares of common stock, restricted in accordance with Rule 144, to T. Prochnow as consideration for services rendered to the Company. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

EXHIBITS




Exhibit No.  Description
-----------  --------------------------------------------------------------------------------------------------

3.1+. . . .  Articles of Incorporation of P.R. Stock, Inc.

3.2+. . . .  Amendment to the Articles of Incorporation of P.R. Stocks, Inc.

3.3+. . . .  Articles of Merger of Medgain International Corporation into National Health & Safety Corporation

3.4+. . . .  Amendment to the Articles of Incorporation of Medgain International Corporation

3.5+. . . .  Bylaws of P.R. Stocks, Inc.

4.1+. . . .  Second Amended and Restated Investment Agreement

4.2+. . . .  Second Amended and Restated Registration Rights Agreement

4.3+. . . .  Warrant to Purchase Common Stock of E-Rex, Inc.

5.1*. . . .  Legal Opinion of The Lebrecht Group, APLC

23.1. . . .  Consent of Gately & Associates, LLC

23.2. . . .  Consent of Varma and Associates

23.2. . . .  Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)




+     previously  filed
*     to  be  filed  by  amendment

UNDERTAKINGS

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.     We  hereby  undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on January 11, 2002.


                                   E-Rex,  Inc.,
                                   a  Nevada  corporation

                                   /s/ Carl Dilley
                                   ________________________________
                                   By:     Carl  Dilley
                                   Its:    President

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



/s/ Carl Dilley
__________________________                    January  11,  2002
By:     Carl  Dilley
Its:    President, Secretary, Treasurer,
        principal financial officer,
        principal accounting officer, and
        Director


/s/ Donald A. Mitchell
__________________________                    January  11,  2002
By:     Donald  A.  Mitchell
Its:    Director


/s/ Joseph Pacheco
__________________________                    January  11,  2002
By:     Joseph  Pacheco
Its:    Director